Exhibit 10.15

                                                                  EXECUTION COPY

                         ASSET/STOCK PURCHASE AGREEMENT

                                  by and among

                           Dolphin US Logistics Inc.,

                                                         as Purchaser,

                                       and

                              TUG Logistics, Inc.,

                            Glare Logistics Inc., and

                          TUG Logistics (Miami), Inc.,

                                                         as Sellers

                                       and

                      Clare Freight, Los Angeles, Inc., and

                               TUG New York, Inc.

                                                         as TUG Companies

                                       and

                                 Robert Lee, and

                                    Robert Wu

                                                         as Selling Shareholders

                                       and

                       Wang Dong, Di Wang and Han Huy Ling

                                 October 2, 2006

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                         ASSET/STOCK PURCHASE AGREEMENT

      THIS ASSET/STOCK PURCHASE AGREEMENT (the "Agreement") is dated October 2, 2006 by and among DOLPHIN US LOGISTICS, INC. (tbr: "TUG USA, Inc."), a New Jersey corporation (the "Purchaser") and each of TUG Logistics, Inc., a California corporation, Glare Logistics Inc., a California corporation, and TUG Logistics (Miami), Inc., a Florida corporation (together the "Sellers" or individually, a "Seller") in respect of the Purchased Assets (as defined below); Clare Freight, Los Angeles, Inc., a California corporation ("Clare") in respect of all of the equity of Clare and TUG New York, Inc., a New York corporation ("TUG NY", together with Clare, the "TUG Companies") in respect of all of the equity of TUG NY; and Robert Lee and Robert Wu (each a "Selling Shareholder" or collectively, the "Selling Shareholders").

                              W I T N E S S E T H:

      WHEREAS, the Sellers are engaged in the business of providing warehousing, distribution and ocean transportation intermediary services to major retailers, wholesalers, importers, and domestic manufacturers (collectively, the "Logistics Business"), Clare is engaged in the customs clearance brokerage business and TUG NY is a newly established company that will be engaged in the logistics business;

      WHEREAS, subject to and dependent on Maritime Logistics U.S. Holdings Inc.'s ("MLI") acquisition of FMI Holdco., I LLC and certain of its parents ("FMI"), the Sellers and Selling Shareholders desire to sell and transfer to the Purchaser certain of the assets, properties and business of the Logistics Business of the Sellers located principally at the Sellers' facilities in the State of California, the State of New York, the State of Florida and branch offices in Atlanta, Georgia; Houston, Texas and High Point, North Carolina, pursuant to and in accordance with the terms and conditions of this Agreement;

      WHEREAS, the Purchaser wishes to acquire such assets, properties and business of the Sellers, and to assume certain of the liabilities of the Sellers, pursuant to and in accordance with the terms and conditions of this Agreement;

      WHEREAS, the Purchaser desires to purchase and each of the Selling Shareholders desires, respectively, to sell to the Purchaser, (i) one hundred percent (100%) of their interest in the issued and outstanding capital stock of Clare representing all of the capital stock of Clare and (ii) one hundred percent (100%) of the issued and outstanding Capital Stock of TUG NY owned by the Selling Shareholders and Mr. Wang Dong and Mrs. Han Huy Ling.

      WHEREAS, it is intended that a public company shell (tbr: "Maritime Logistics International, Inc."), a public company incorporated under the laws of Delaware (the "Company"), MLI Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of the Company (the "Merger Sub"), and Maritime Logistics U.S. Holdings Inc., the parent corporation of the Purchaser ("Maritime Holdings"), will enter into that

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certain merger agreement, dated as of the closing date (the "Merger Agreement"), pursuant to which the Merger Sub will merge into Maritime Holdings and Maritime Holdings will be the surviving entity (the "Surviving Entity") and wholly-owned subsidiary of the Company, and as a condition to the effectiveness of the Merger (as defined in the Merger Agreement), the Sellers, the TUG Companies and the Purchaser shall have executed this Agreement;

      WHEREAS, as a condition to the effectiveness of the Merger and this Agreement, the Company shall enter (i) that certain securities purchase agreement by and among the Company and the convertible noteholders which are parties thereto (the "Convertible Noteholders"), pursuant to which the Company shall issue senior secured convertible notes due 2011 (the "Convertible Notes") and warrants exercisable to purchase shares of common stock (the "Common Stock") of the Company (the "Note Warrants"), the proceeds of which convertible note offering shall finance a portion of the purchase price of the Purchased Assets and the TUG Companies, among other things; (ii) that certain registration rights agreement (the "Registration Rights Agreement") between the Convertible Noteholders and the Company in respect of the registration of the Common Stock underlying the Convertibles Notes and the Common Stock underlying the Note Warrants; (iii) the management lockup agreement, by and among the Selling Shareholders, as members of the Company's management and the Company (the "TUG Lockup Agreement"), in the form attached as Exhibit A; (iv) that certain term loan (the "Senior Secured Term Loan") by and between the Company and the lenders which are parties thereto (the "Lenders"), pursuant to which the Company shall borrow funds which may be used in part to finance a portion of the purchase price of the Purchased Assets and the TUG Companies, among other things, (v) the credit agreement (the "Credit Agreement") between the Company and Lender(s), pursuant to which the Lenders may finance a portion of the purchase price the Purchased Assets and the TUG Companies, among other things; (vi) the securities purchase agreement (the "PIPE Security Agreement"), by and among the Company and the buyers (the "PIPE Buyers") listed on SCHEDULE C attached thereto, pursuant to which the Company agrees to issue and deliver to each PIPE Buyer the Common Stock (the "PIPE Common Stock") and warrants (the "PIPE Warrants"), which will be exercisable to purchase shares of Common Stock, and proceeds from the PIPE Buyers shall be used to finance the remaining portion of the purchase price of the Purchased Assets and the TUG Companies, among other things; and (vi) the voting agreement (the "Voting Agreement"; together with the Convertible Note, the Note Warrant, the Registration Rights Agreement, the TUG Lockup Agreement, the Senior Secured Term Loan, the Credit Agreement, the PIPE Security Agreement and the PIPE Warrants, the "Financing Documents") between the Company and certain holders of the Common Stock (the "Stockholders"), including the Selling Shareholders, Mr. Wang Dong, Mrs. Han Huy Ling and Di Wang, providing for the agreement of the Stockholders to vote their respective Common Stock as provided therein, in the form attached as Exhibit B;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereby agree as follows:

                                    ARTICLE I

                      SALE AND PURCHASE OF ASSETS AND STOCK

      1.1 PURCHASED ASSETS. Subject to the terms and conditions set forth in this Agreement, the Sellers will convey, sell, transfer, assign and deliver to the Purchaser, and the Purchaser will purchase, acquire and accept from the Sellers, in exchange for the consideration set forth in Article II hereof, all right, title and interest of the Sellers in and to the following assets, properties and business (collectively, the "Purchased Assets") of the Logistics Business, including those of the branch offices located at Atlanta, Georgia, Houston, Texas and High Point, North Carolina, of every kind, nature and description, personal, tangible and intangible, known and unknown, wherever located in each case, as the same shall exist on the Closing Date, as defined in
Section 4 hereof:

      (a) all personal property, including all motor vehicles, software, membership interests in industry groups, machinery, equipment, copiers, computer hardware, furniture, fixtures, supplies, tickets to sporting events and other tangible personal property of the Logistics Business owned by the Sellers ("Personal Property") as set forth in SCHEDULE 1.1

      (b) all transportation contracts ("Transportation Contracts");

      (c) all arrangements with suppliers ("Suppliers") including those providing agency services;

      (d) current assets, including all lease deposits, prepaid expenses, prepaid taxes (other than prepaid income taxes), Adjusted Working Capital as defined in Section 2.6, and all other current assets (other than nontransferable insurance deposits) ("Current Assets");

      (e) other contracts, including all claims and rights thereunder of all warehousing agreements, material agreements, licenses, evidences of indebtedness, computer software and systems, commitments (collectively, the "Additional Contracts" and together with the Transportation Contracts and arrangements with Suppliers, the "Contracts") as set forth in SCHEDULE 1.1(E);

      (f) to the extent transferable to the Purchaser, all material permits, including all material franchises, licenses, permits, consents and authorizations and approvals of any federal, state or local regulatory, administrative or other governmental agency or body relating to the Logistics Business, including those set forth on SCHEDULE 1.1(F) attached hereto under the heading "Non-Transferable Governmental Permits" (the "Non-Transferable Governmental Permits") and those set forth on SCHEDULE 1.1(F) under the heading "Transferable Governmental Permits" (the "Transferable Governmental Permits") and made a part hereof;

      (g) proprietary rights, including all trade secrets, product plans, logos, trademarks, applications, know-how, copyrights, patents, software, databases, all patents, patent applications, licenses, trademarks, trade names, copyrights and applications therefor, and any other proprietary rights used in the business of the Logistics Business and owned or used by the Sellers and/or Selling Shareholders (collectively, the "Intellectual Property Rights");

      (h) records, including all sales invoices, revenue registers and accounts receivable records, all business records in the possession of the Sellers relating to the Logistics Business, including customer files, correspondence with customers and account histories, sales literature and promotional material pertaining to the business of the Sellers designed or used by or for the Logistics Business;

      (i) other rights, including the Sellers' rights under any warranties, all causes of actions and all proceeds of insurance claims for physical damage to any tangible property included in the Purchased Assets (subject to Section 8.4.1(d));

      (j) all of the Sellers' rights and interests under all leases (other than the Real Property Leases conveyed pursuant to Section 1.1(k) hereto) (the "Leases") entered into by the Sellers in the ordinary course of business of the Logistics Business, including certain capital lease assets/obligations with respect to, among other things, trailers and forklifts, if applicable;

      (k) the real property leased by the Sellers under lease agreements as set forth on Schedule 5.11 (the "Real Property Leases") and all, land, buildings or leasehold improvements pursuant thereto or to applicable law;

      (1) the goodwill of the Sellers' businesses;

      (m) all employee and customer lists and records of the Sellers;

      (n) all accounts receivable of the Logistics Business after the Closing Date (and such account receivables will be set forth in Schedule 8.5A, to be delivered to the Purchaser forty-five (45) days after the Closing Date) (collectively, "Accounts Receivable"); and

      (o) all inventories and assets owned by and relating to the Logistics Business, including supplies and other materials (collectively, the "Inventory"), as such Inventory exists on the Closing Date.

      1.2 AGREEMENT TO SELL AND PURCHASE STOCK. Subject to the terms and conditions hereinafter set forth, each of the Selling Shareholders hereby sells
(a) one hundred percent (100%) of the issued and outstanding capital stock of Clare (the "Clare Stock") and (b) agree to cause one hundred percent (100%) of the issued and outstanding capital stock of TUG NY (the "TUG NY Stock", together with the Clare Stock, the "Shares"), legally and beneficially owned by each of them and Mr. Wang Dong and Mrs. Han Huy Ling, as the case may be, to Purchaser and Purchaser hereby purchases the

Shares from each of the Selling Shareholders and Mr. Wang Dong and Mrs. Han Huy Ling, as the case may be. The Shares represent all of the issued and outstanding capital stock of Clare and TUG, respectively, as of the Closing Date.

      1.3 SHARES TO BE TRANSFERRED. At the Closing, each of the Selling Shareholders (and Mr. Wang Dong and Mrs. Han Huy Ling in respect of TUG NY) shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, for the consideration hereinafter provided, the Shares, free and clear of all mortgages, liens, pledges, security interests, claims and encumbrances of any nature.

      1.4 CONSIDERATION FOR CLARE STOCK. The aggregate consideration (hereinafter referred to as the "Clare Purchase Price") to be paid by Purchaser to the Selling Shareholders for the Clare Stock to be transferred hereunder as of the Closing is One Hundred Thousand United States Dollars (US $100,000). The Selling Shareholders can declare a dividend up to a maximum of Three Hundred Thousand Dollars (US $300,000) prior to the Closing. Additionally, ninety (90) days after Closing the Purchaser will refund back to the Seller up to Three Hundred Thousand Dollars (US$300,000) in working capital attributable to Clare prior to Closing, or a mutually agreed upon amount. These payments are subject to verification as per the Post-Closing Audit set out in Section 2.2. These payments are subject to Clare not having a retained deficit after such dividend or working capital is paid.

      1.5 PAYMENT OF THE CLARE PURCHASE PRICE. At the Closing, Purchaser shall pay to each of the Selling Shareholders in immediately available funds the Clare Purchase Price in accordance with the instructions provided by the Selling Shareholders.

      1.6 CONSIDERATION AND PAYMENT FOR TUG NY STOCK. The Selling Shareholders, Mr. Wang Dong and Mrs. Han Huy Ling shall receive One Thousand (1,000) shares of the TUG Restricted Stock (as defined below), such shares subject to the TUG Lockup Agreement and Voting Agreement, and Three Hundred Eighty-Two Thousand Five Hundred Dollars (US $382,500) (the "TUG NY Earn-Out Payment") per annum, for four years, paid on an earn-out basis due and payable upon TUG NY achieving a minimum EBIT target (the "Minimum EBIT Target") of Five Hundred Thousand Dollars (US $500,000) per twelve (12) month period, to be distributed to the parties in accordance with Schedule 2.3 attached hereto. The TUG NY Earn-Out Payment would be paid upon the achievement of the Minimum EBIT Target for each of: the first full twelve (12) months following the Closing ("Year 1"), the first full twelve (12) months following the first (1st) anniversary of the Closing ("Year 2"), the first full twelve (12) months following the second (2nd) anniversary of the Closing ("Year 3"), and the first full twelve (12) months following the third (3rd) anniversary of the Closing ("Year 4"). The TUG NY Earn-Out Payment will be paid forty-five (45) days after each of Year 1, Year 2, Year 3 and Year 4 subject to the availability of sufficient cash and to the extent permitted under the Credit Agreement, and would be reduced dollar-for-dollar should TUG NY fall below the Minimum EBIT Target. For purposes of awarding the Year 1 TUG NY Earn-Out Payment, should the actual TUG NY EBIT in Year 1 be less than Five Hundred Thousand Dollars (US $500,000) then the average actual TUG NY EBIT for Year 1 and

Year 2 will be used to recalculate Year 1, only. The Selling Shareholders can redeem the initial capital contribution and retained earnings of up to Three Hundred Fifty Thousand Dollars (US $350,000) prior to Closing, subject to verification as per the Post-Closing Audit set out in Section 2.2. The TUG NY Earn-Out Payment shall be pro-rated for 2006 and be calculated in a calendar year commencing on January 1, 2007.

                                   ARTICLE II

                         PURCHASED ASSETS PURCHASE PRICE

      2.1 PURCHASED ASSETS PURCHASE PRICE:

      (a) Price: The aggregate cash purchase price for the Purchased Assets will be up to a maximum of Eight Million Three Hundred Thousand United States Dollars (US$8,300,000), plus certain incentive payments, if applicable, pursuant to paragraph 2.1(b)(ii). Of this amount, the Selling Shareholders would be paid in the aggregate of Three Million Nine Hundred Thousand United States Dollars (US$3,900,000) in cash at closing ("Initial Consideration"). In addition, the Selling Shareholders will receive, upon the completion of a reverse stock split of the Company that will effectuate approximately one month after the Closing Date, Five Hundred Forty-Nine Thousand (549,000) shares of Common Stock of the Company (the "TUG Restricted Stock"). The TUG Restricted Stock shall be restricted stock subject to the prohibitions of selling by the Selling Shareholders in accordance with the terms set forth in the TUG Lockup Agreement and the Voting Agreement. The Selling Shareholders would be entitled to receive additional cash amounts in earn-out payments payable in accordance with paragraph (b), below, which will not exceed Four Million Four Hundred Thousand Dollars (US$4,400,000) in cash (the "Earn-Out Payment"), plus certain incentive payouts, if applicable, pursuant to paragraph 2.1(b)(ii). The Company will reserve Fifty Thousand (50,000) shares of the Common Stock of the Company to be distributed to the employees of the Seller in accordance with the Company's employee stock ownership plan. The Company will further reserve Fifty Thousand (50,000) shares of Common Stock to be distributed to the Selling Shareholders under the Company's incentive stock plan.

      (b) Earn-Out Payment: The Purchaser will pay the Selling Shareholders an Earn-Out Payment of up to Four Million Four Hundred Thousand Dollars ($4,400,000), to be structured in the form of additional purchase price to be paid upon the achievement of specific Earnings Before Interest and Taxes (EBIT) targets of the Purchaser (including the subsidiaries of the Purchaser for purposes of this paragraph (b) for the first full twelve (12) months following the Closing ("Year 1"), for the first full twelve (12) months following the first (1st) anniversary of the Closing ("Year 2"), for the first full twelve
(12) months following the second (2nd) anniversary of the Closing ("Year 3"), and for the first full twelve (12) months following the third (3rd) anniversary of the Closing ("Year 4"). The Earn-Out payments (referred to below as "USA Amount") would be paid forty-five (45) days after the end of each of Year 1, Year 2, Year 3, and Year 4 (each period referred to as a "Year"), subject to the availability of sufficient cash flow and subject to the terms of the Credit Agreement. The Purchaser will charge the Sellers a management fee of $100,000 per year subject to an increase of ten percent (10%) per year. If the Earn-Out Payment is payable but not paid within the period of forty-five (45) days after each Year end, as applicable, it would be paid subsequently, subject to the availability of sufficient cash flow and subject to the terms of the Credit Agreement, in full with accrued interest at an agreed money market rate. The maximum amount of Earn-Out Payment payable with respect to each such Year will be as follows:

                              USA            USA INCENTIVE            USA
            YEAR          EBIT TARGET            TARGET              AMOUNT
            ----          -----------            ------              ------

            Year 1         $2,200,000         $2,650,000          $1,100,000
            Year 2         $2,420,000         $2,900,000          $1,100,000
            Year 3         $2,660,000         $3,200,000          $1,100,000
            Year 4         $2,930,000         $3,500,000          $1,100,000
            Year 5(1)      $3,220,000         not applicable      not applicable

            i. EARN-OUT GOALS & STRUCTURE. The EBIT targets for Year 1, Year 2, Year 3, and Year 4 will be considered achieved if the actual Purchaser EBIT is equal to or greater than the EBIT Target. If the actual Purchaser EBIT is less than the EBIT Target the Earn Out Payment would be reduced dollar for dollar with the short-fall in meeting the EBIT Target for any "Year". Additionally, if the actual Purchaser EBIT is less than ten (10%) percent of the EBIT Target, than no Earn-Out Payment will be awarded in any given "Year". Furthermore, if in the immediate preceding or subsequent year the EBIT Target is exceeded such excess will be credited to the immediate preceding or subsequent year in which no Earn-Out Payment was awarded until the EBIT Target for that Year is achieved. The actual Purchaser EBIT will exclude any income earned that was not directly derived from the acquired Purchased Assets or Clare. The Earn-Out Payment shall be pro-rated for 2006 and be calculated on a calendar year commencing January 1, 2007.

            ii. EARN-OUT INCENTIVE BONUS. In any given year, for four years from the Closing Date, if the actual Purchaser EBIT should equal or exceed the Incentive Target, than the Selling Shareholders will be awarded ten percent (10%) of the actual Purchaser EBIT achieved, subject to the availability of sufficient cash flow and subject to the terms of the Credit Agreement; however, the actual Purchaser EBIT would exclude any income earned that was not directly derived from the acquired Purchased Assets or Clare.

----------
(1)   For look back purposes only.

      (c) Purchaser shall provide the necessary working capital to operate the Logistics Business, Clare and TUG NY. Sellers shall provide up to One Hundred Thousand ($100,000) in the form of cash deposits for leases and licenses, which shall be deducted from the Initial Consideration and applied as the Selling Shareholders' contribution to the "Adjusted Working Capital" required for the operations of the Purchaser. Should the Purchaser no longer require those deposits, the Sellers can redeem them.

      "Adjusted Working Capital" includes the excess of

            (A) TUG's Total Current Assets minus cash and cash equivalents, over

            (B) Its Total Current Liabilities minus any indebtedness for borrowed money and capital lease obligations (whether or not otherwise included in Total Current Liabilities), on

            (C) The Cut-Off Date.

            "Total Current Assets" and "Total Current Liabilities" will be calculated in each case in accordance with US GAAP and on a basis consistent with that used in the preparation of Tug's financial statements. The "Cut-Off Date" is the Closing Date. The determinant for whether any revenue or expense occurs before or after the Cut-Off Date will be the bill of lading date for ocean and air shipments, and with the appropriate U.S. GAAP accounting principle of matching a date for all other revenue and expense items.

      2.2 POST-CLOSING AUDIT. Within 90 days following the Closing Date, Sellers (and Clare and TUG NY) with the cooperation of Purchaser shall prepare, or cause to be prepared, and deliver to Purchaser the Closing Balance Sheet (as defined below) and a statement (the "Closing Working Capital Statement") which shall set forth the Net Adjusted Working Capital related to the Logistics Business (and Clare and TUG NY) as of the Closing Date (the "Closing Working Capital"). The Closing Working Capital Statement shall be prepared on the basis of a balance sheet of the Sellers, Clare and TUG NY as of the Closing Date audited by Friedman LLP ("Friedman") (the "Closing Balance Sheet"). The amounts so computed shall be used to determine the final amount of the Net Adjusted Working Capital related to the Logistics Business (and Clare and TUG NY) (the "Post-Closing Audit") as at the Closing date.

      2.3 DISBURSEMENT OF PURCHASE PRICE. The parties hereto agree that the Clare Purchase Price, TUG NY Earn-Out Payment, Initial Consideration, Earn-Out Payment, Incentive Payments and TUG Restricted Stock shall be disbursed as specified in SCHEDULE 2.3 attached hereto and made a part hereof and to the bank accounts set forth on Exhibit C hereto.

      2.4 DETERMINATION OF INVENTORY, LEASES AND CERTAIN ASSETS. The quantity and valuation of the Inventory, Leases and assets of the Sellers shall be determined as follows: (a) the quantity and value of the Inventory, Leases and assets of the Sellers, shall be determined by a physical inventory taken within 10 days of the date hereof by Friedman LLP on behalf of the Purchaser; the Sellers shall furnish on SCHEDULE 2.4 the following information relating to trailers, forklifts and computer equipment: (i) the inventory, asset or lease; (ii) the location of the item (it being understood that trailers may at any time be in transit or located at a different location); and (iii) the age of the item or year acquired. Such physical inventory shall be conducted by the Purchaser's representative at the Purchaser's expense jointly with the Sellers' representative at the Sellers' expense as of the date hereof and at the Closing Date; (b) any disagreement regarding the quantity and/or value of the Inventory, Leases and assets of the Sellers shall be resolved by Friedman LLP.

      2.5 ALLOCATION OF PURCHASE PRICE. The Purchaser and the Sellers agree: (i) to allocate the Purchase Price as provided in SCHEDULE 2.5, subject to modifications approved by the Purchaser which shall be submitted to the Purchaser on the Closing Date; and (ii) neither the Sellers nor the Purchaser shall take any position with the taxing authority inconsistent with such allocation, including with respect to the reporting requirements of IRS Form 1060. Each of the Sellers and the Purchaser shall file all tax returns (federal, state and local, as applicable), in accordance with such allocation as approved by the Purchaser.

                                   ARTICLE III

           ASSUMPTION OF LIABILITIES AND OBLIGATIONS BY THE PURCHASER

      3.1 ASSUMED LIABILITIES. Subject to the Post Closing Audit, the Purchaser, in addition to the consideration to be paid pursuant to Section 2 hereof, shall assume solely in respect to the Logistics Business at the Closing and shall subsequently pay and honor in accordance with and subject to the terms and conditions of the relevant governing agreements, instruments and law:

      (a) all liabilities and obligations that arise out of the use and operation of the Purchased Assets or the Logistics Business after the Closing Date;

      (b) any and all liabilities and obligations of the Sellers as disclosed by the Sellers to the Purchaser which exist on the Closing Date, arising out of (i) all Contracts and (ii) equipment leases heretofore capitalized by the Sellers, leases and Contracts for the purchase of goods and services or for the rendering of services;

      (c) all liabilities and obligations which arise and/or become due in connection with Contracts entered into or relating to performance made or acts committed after the Closing Date;

      (d) any and all liabilities, losses and damages and alleged liabilities, losses and damages arising out of or resulting from any accident or occurrence occurring after the Closing Date resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property arising out of or resulting from the operation of the business purchased hereunder including, without limitation, the performance of any Contract or the ownership, operation or use of equipment in connection with the Logistics Business;

      (e) all liabilities and obligations of the Sellers as lessee under the Real Property Leases arising from the conduct of the Logistics Business on or after the Closing Date, excluding any commissions or fees;

      (f) all accounts payable and accrued expenses of the Logistics Business ("Accounts Payable") provided, however, the Purchaser shall only assume reasonable Accounts Payable related to: (1) inter-company accounts or Affiliated Transactions for services rendered in the ordinary course of business falling within 30 days prior to the Closing Date, as such Accounts Payable are set forth in: (i) SCHEDULE 3.1(H) attached hereto and made a part hereof reflecting such accounts payable on the date of this agreement; (ii) an amended SCHEDULE 3.1(H) to be delivered to the Purchaser on the Closing Date reflecting such accounts payable as of such date; and (iii) an amended SCHEDULE 3.1(H) to be delivered to the Purchaser thirty (30) days after the Closing Date reflecting such accounts payable as of the Closing Date; and

      (g) all group health and dental plans sponsored by the Sellers which cover the Sellers' employees (excluding contractors, leased employees or temporary employees, employees of retained businesses and certain key employees ("Excluded Employees")) in each case as listed on SCHEDULE 3.1(I) (the "Assumed Plans").

      3.2 EXCLUDED LIABILITIES. Notwithstanding any implication to the contrary contained in Section 3.1 hereof, the Purchaser shall not assume or pay any of the following debts, liabilities or obligations:

      (a) any liability or obligation of the Sellers or Selling Shareholders in respect of any amount of federal, state, local or foreign taxes (including interest, penalties and additions to such taxes) which are imposed or measured by the income of the Sellers, in each case for any period or periods prior to the Closing Date, including franchise taxes of the Sellers;

      (b) any liability or obligation of the Sellers or Selling Shareholders under this Agreement or any of the transactions contemplated hereby;

      (c) any liability and obligation of the Sellers under or with respect to any transactions not in the ordinary course of the business of the Logistics Business prior to the Closing Date unless otherwise agreed in writing by the Purchaser and the Sellers;

      (d) any tax (including, without limitation, any federal, state or local income, franchise, sales, transfer, recording, documentary or other tax) imposed upon, or incurred by, the Sellers or Selling Shareholders in connection with or related to this Agreement or the transactions contemplated hereby, or by reason of its receipt of any of the consideration provided for herein for the sale and transfer of the Purchased Assets and the Logistics Business;

      (e) any liability or obligation of the Sellers or the Selling Shareholders for unpaid sales, use, social security, unemployment withholding, real estate, property and income taxes relating to the Purchased Assets in respect of any period prior to the Closing Date;

      (f) unless otherwise agreed to in writing, any obligations of the Sellers or the Selling Shareholders to third parties other than the Purchaser arising out of the failure of the Sellers or the Selling Shareholders to obtain any necessary consents to the assignment to the Purchaser of contracts or leases to which the Sellers or the Selling Shareholders are a party (including, but not limited to, damages asserted by third parties for breach of such contracts due to the failure to obtain such consents);

      (g) any liability or obligation of the Sellers or the Selling Shareholders under any credit facilities and any related guaranty of the Selling Shareholders;

      (h) any liability and obligation of the Sellers or the Selling Shareholders under the letters of credit with any lender and any related guaranty of the Selling Shareholders;

      (i) any liability and obligation of the Sellers or the Selling Shareholders under the letters of credit relating to insurance maintained by the Sellers;

      (j) any liabilities or claims of the Sellers' employees (or former employees) for (i) bonuses (except for the fourth quarter 2006 bonuses equal to fifteen percent (15 %) of EBIT, not to exceed Seventy-Five Thousand United States Dollars (US$75,000).); (ii) severance pay; (iii) vacation time and over-time payments; (iv) pay in lieu of vacation; (v) workers compensation; (vi) sickness, accident or death benefits; (vii) leaves of absence, or (viii) any benefits relating to employment of any kind or description; and (viii) payments or benefits brought pursuant to, or arising under, any employee benefit plan or policy, whether or not such plan or policy is scheduled on SCHEDULE 5.11 and whether or not such plan or policy is described in Section 3(3) of ERISA, which have accrued as of the Closing Date including, but not limited to, any obligations arising out of any final resolution whether by judgment, settlement or otherwise, of any of the foregoing settlements arising out of any of the foregoing types of claims the Sellers are currently negotiating;

      (k) any claim (including any auto liability claim), obligation, liability, right of action, fine or penalty which may be asserted or imposed by any party at any time arising from or in anyway relating to any act or omission which occurred or commenced prior to the Closing Date, including but not limited to any violations of or any remediation obligation under any law, federal, state or local or any violation of or obligation under any lease provision relating to the environment or the protection thereof relating to any act or omission which occurred or commenced prior to the Closing Date.

      (l) any other liability or obligation of any kind or nature whether now in existence or arising hereafter not expressly assumed by the Purchaser under
Section 3.1 hereof;

      (m) any liability or obligation arising under any affiliate transactions or similar transactions;

      (n) any liability or obligation arising under the agreements with leased or temporary employees and any liability for unpaid wages;

      (o) any liability or obligation arising under for any litigation;

      (p) any liability or obligation of the Sellers.

                                   ARTICLE IV

                                   THE CLOSING

      The closing ("Closing") of the sale and purchase of the Purchased Assets and the purchase of the Shares shall take place at the offices of Brown Rudnick Berlack Israels LLP, 7 Times Square, New York, New York 10036 on September __, 2006 at 10:00 a.m., or on such other date (the "Closing Date") or location as the Sellers and the Purchaser shall mutually agree in accordance with this Agreement. The Closing shall be effective as of the opening of business on the Closing Date.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                     OF THE SELLERS AND SELLING SHAREHOLDER

      Each of Sellers and each of the Selling Shareholders, severally and not jointly, represent and warrant to Purchaser in respect of Sellers that:

      5.1 CORPORATE ORGANIZATION AND QUALIFICATION. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it, require such qualification, except where failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined below). Sellers and its subsidiaries (each of the Sellers and its subsidiaries referred to herein separately or collectively as the context requires as, "Sellers") have all requisite power and authority (corporate or otherwise) to own, lease and operate their properties and to carry on their business as it is now being conducted. Sellers do not have any subsidiaries or any other interest, direct or indirect, through stock ownership or otherwise, in any corporations or business enterprise except as set forth in
SCHEDULE 5.1. "Material Adverse Effect" means any adverse change in the properties, assets, operations, condition (financial or otherwise), business, results of operations or prospects of Sellers, taken as a whole, which is material to Sellers or on the transaction contemplated hereby; provided, however, that the following shall not be considered a "Material Adverse Effect": (i) changes, events, violations, inaccuracies, circumstances and effects that are caused by conditions affecting the United States economy as a whole or affecting the industry in which Sellers compete as a whole, which conditions do not affect each of the Sellers in a disproportionate manner, or
(ii) a change that results from the taking of any action required by this Agreement or the agreements and actions contemplated herein.

      5.2 CAPITALIZATION. The authorized capital stock of each of the Sellers are set forth in SCHEDULE 5.2 and all of the issued and outstanding capital stock, and the record holders, of each of the Sellers are set forth in SCHEDULE
5.2. All of the outstanding capital stock of Sellers have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth in
SCHEDULE 5.2, (i) none of Sellers' equity interests or capital stock, as applicable is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Sellers; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any equity interests or capital stock of Sellers, or contracts, commitments, understandings or arrangements by which Sellers are or may become bound to issue additional equity interests or capital stock of Sellers or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of Sellers; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of Sellers or by which Sellers are or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with Sellers; (v) there are no agreements or arrangements under which Sellers are obligated to register the sale of any of their securities under the 1933 Act (except pursuant to the registration rights agreements contemplated hereby);
(vi) there are no outstanding securities or instruments of Sellers which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Sellers are or may become bound to redeem a security of Sellers; (vii) there are no securities or instruments containing anti-dilution or similar provisions; (viii) Sellers do not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (ix) no securities of Sellers are listed or quoted on any stock exchange or automated quotation system. All of Sellers' outstanding options and warrants shall be cancelled at Closing. Sellers have furnished to the Purchaser true, correct and complete copies of all organizational documents of Sellers and all agreements relating to Sellers securities and equity interests and the material rights of the holders thereof in respect thereto.

      5.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Sellers have the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by the board of directors of each of the Sellers and no other corporate proceedings on the part of Sellers are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers and constitutes the valid and binding agreement of Sellers, enforceable against each of the Sellers in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      5.4 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in SCHEDULE 5.4, neither the execution and delivery of this Agreement nor the consummation by Sellers of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its constitutional documents; (ii) require any consent, approval, authorization or permit of, or registration, declaration or filing with or notification to, any governmental authority, except such consents, approvals, authorizations, permits, filings or notifications where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, could not in the aggregate reasonably be expected to have a Material Adverse Effect or adversely affect the ability of Sellers to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under, any of the terms, conditions or provisions of any material note, license, agreement or other instrument or obligation to which Sellers or any of its assets may be bound, which would in the aggregate reasonably be expected to have a Material Adverse Effect, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained; or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sellers or its assets, except for violations which could not in the aggregate reasonably be expected to have a Material Adverse Effect or adversely affect the ability of Sellers to consummate the transactions contemplated hereby.

      5.5 LITIGATION. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, demand letters or proceedings pending or, to the knowledge of Sellers by Shareholders and the Sellers, after reasonable inquiry (collectively, "Sellers' Knowledge"), threatened against or affecting Sellers or any of its officers or directors which could reasonably be expected to have a Material Adverse Effect other than those set forth in SCHEDULE 5.5, including any detention or demurrage invoices or obligations owning to ocean carriers or any other contractor prior to the Closing.

      5.6 FINANCIAL STATEMENTS. SCHEDULE 5.6, sets forth for Sellers (including Clare and TUG NY) the audited consolidated balance sheet at December 31, 2005 and unaudited consolidated balance sheet at June 30, 2006, respectively, the related statement of operations and retained earnings, statement of stockholder's equity, statement of cash flows and statement of comprehensive income for the two years and the six months then ended, respectively, each prepared in accordance with U.S. GAAP, together with related notes and the audit report on each of such statements for such year periods issued by Friedman LLP, Sellers' certified public accountants and the review reports for such six month periods issued by Friedman LLP. The books and records of Sellers have been maintained in accordance with applicable legal and accounting requirements and good business practices, reflect only valid transaction, are complete and correct in all material respects and accurately reflect, in all material respects, the basis for the financial position, results of operations and operating cash flow of Sellers set forth in the financial statements. The internal accounting records maintained by Sellers for determining monies owed by customers and to suppliers accurately reflect and are consistent with Sellers' communications and transactions with such entities. Since December 31, 2005, there has been no change in accounting methods made by Sellers.

      5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in SCHEDULE 5.7, since December 31, 2005 the business of Sellers have been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, properties, operations or financial condition, taken as a whole, and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect. Except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, liabilities and obligations reflected on or reserved against in the balance sheet and as otherwise disclosed in SCHEDULE 5.7, since December 31, 2005, none of Sellers has incurred any liabilities or obligations that would be required to be reflected or reserved against in a balance sheet of Sellers prepared in accordance with the principles used to prepare the audited balance sheet. Since June 30, 2006, there has been no change or development in the business, properties, operations, condition (financial or otherwise), or results of operations or prospects of Sellers that has had or could reasonably be expected to have a Material Adverse Effect. Since June 30, 2006, Sellers have not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business,
(iii) had capital expenditures, individually or in the aggregate, in excess of $100,000 or (iv) waived any material rights in respect of any Indebtedness or other rights in excess of $100,000 owed to it. Sellers have not taken any steps to seek protection pursuant to any bankruptcy law, to the Sellers' Knowledge none of its creditors intend to initiate involuntary bankruptcy proceedings and to the Selling Shareholder's Knowledge there is no fact which would reasonably lead a creditor to do so.

      5.8 EMPLOYMENT AGREEMENTS. Except as set forth in SCHEDULE 5.8 hereto, Sellers are not a party to any employment, consulting, bonus, non-competition, severance, golden parachute, indemnification agreement or any other agreement providing for payments or benefits or the acceleration of payments or benefits upon the consummation of the transactions contemplated hereby (including, without limitation, any contract to which Sellers or any of the Sellers are a party involving employees of Sellers).

      5.9 BROKERS AND FINDERS. Except as set forth in SCHEDULE 5.9, Sellers have not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

      5.10 TAXES. Sellers have (x) filed all returns, declarations, reports, information returns and statements of whatsoever kind ("Tax Returns") in respect of all federal, state, county, local, foreign and other Taxes (as defined below) that it is required to file, and all such Tax Returns are true, complete and accurate in all material respects and (y) paid or provided for the payment of all Taxes due with respect to such Tax Returns and all Taxes, if any, required to be paid for which no return is required. Copies of all federal income Tax Returns relating to Sellers' last five taxable years have been made available to Purchaser for review. The most recent financial statements of Sellers reflect an adequate reserve for all Taxes payable by Sellers for all taxable periods and portions thereof through the date of such financial statements. There are no material liens for Taxes with respect to any of the assets or properties of Sellers. Except as otherwise set forth in SCHEDULE 5.10, Sellers have not been audited by the Internal Revenue Service or any state, local or foreign taxing jurisdiction and no agreements or consents extending the period during which any Taxes may be assessed or collected are now in force. Except as set forth in
SCHEDULE 5.10, no material adjustments have been proposed by the Internal Revenue Service or by, or with, any other taxing authority with respect to any open tax years or tax returns. All material adjustments have been fully paid. None of the Sellers (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Seller) or (ii) has any liability for the Taxes of any entity (other than Sellers) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Sellers will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law);
(iv) installment sale or open transaction disposition made on or prior to the Closing; or (v) prepaid amount received on or prior to the Closing. Sellers have not distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. Sellers are not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law). For the purpose of this Agreement, the term "Tax" (and, with correlative meaning, the terms "Taxes" and "Taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

      5.11 EMPLOYEE BENEFITS.

      (a) SCHEDULE 5.11 contains (x) an accurate and complete list of all Company Benefit Plans (as defined below) for current or former employees, directors and officers of Sellers, (y) a complete list of all severance arrangements together with the maximum cost related thereto and (z) a complete list of all employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which Sellers assumed any obligations in connection with any acquisition consummated within the period of up to five years prior to the date hereof. Except as disclosed in SCHEDULE 5.11, each Company Benefit Plan intended to qualify under Section 401 of the Code does so qualify and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code. To Sellers' Knowledge, nothing has occurred with respect to the operation of such plans which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty, or tax under ERISA or the Code.

      (b) True, complete and correct copies of the following documents with respect to each Company Benefit Plan have been made available or delivered to Purchaser by Sellers: (i) all plan documents, including any written agreements relating to Company Benefit Plans, and any amendments thereto, (ii) the three most recent Forms 5500 including all schedules and any financial statements attached thereto, (iii) the most recently issued Internal Revenue Service determination letter, (iv) all summary plan descriptions, summaries of material modifications, and summary annual reports, (v) the two most recent required actuarial reports, if any, including any such reports prepared for purposes of FASB 87, 106 and 112, (vi) written descriptions of all material, non-written agreements relating to Company Benefit Plans and (vii) copies of any insurance contracts or trust agreements through which any Company Benefit Plan is funded, any custodial or invested contract relating to assets or benefits under the Company Benefit Plans and any contracts relating to recordkeeping or administration for the Company Benefit Plans.

      (c) Company Benefit Plans have been operated and maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and other applicable law. Sellers have not incurred any material liability with respect to any non-exempt prohibited transaction within the meaning of
Section 4975 of the Code or Section 406 of ERISA.

      (d) There has been no "reportable event" as defined in Section 4043(c) of ERISA with respect to any Company Benefit Plan subject to Title IV of ERISA other than those events as to which the 30 day notice period is waived under PBGC Regulations Sections 4045.21 through 4045.35.

      (e) Sellers do not maintain "welfare benefit plans" within the meaning of
Section 3(1) of ERISA which provide for continuing benefits or coverage for any participant, retiree, former employee or their beneficiaries after such person's termination of employment where such participant was an employee of Sellers, other than as required by Section 4980B of the Code and Part 6 of Title I of ERISA and at the sole expense of the participant or beneficiary.

      (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, bonus or other compensation severance, unemployment compensation, golden parachute or otherwise) becoming due to any employee of Sellers under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

      (g) In connection with the transactions contemplated by this Agreement, no payments have been or will be made to any current or former employee, officer or director of Sellers which would be nondeductible under Section 280G of the Code.

      (h) No compensation payable by Sellers to any of its past or present employees or officers is subject to disallowance under Section 162(m) of the Code.

      (i) Except where failure to comply would not reasonably be expected to have a Material Adverse Effect, Sellers are and have been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting each Company Benefit Plan, including, without limitation, ERISA, the Code, and any laws respecting employee benefits, disability benefits, severance payments and COBRA.

      (j) There are no agreements or commitments of Sellers or an ERISA Affiliate, whether or not legally binding, to create any Company Benefit Plan not listed on SCHEDULE 5.11.

      (k) No Company Benefit Plan is currently under audit or investigation by any governmental agency or body and there are no actions, suits or claims pending or threatened against any Company Benefit Plans.

      (l) For the purposes of this Section 5.11: (i) the term "Company Benefit Plan" shall include all employee benefit plans (as defined in Section 3(3) of ERISA), multiemployer plans within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, and all other employee benefit arrangements, policies or payroll practices, including, without limitation, compensation severance pay, sick leave, vacation pay, salary continuation for disability, scholarship programs, stock option, stock bonus, stock appreciation, stock purchase, phantom stock or restricted stock plans maintained by Sellers or any ERISA Affiliate of Sellers (whether formal or informal, whether for the benefit of a single individual or for more than one individual and whether for the benefit of current or former employees or their beneficiaries) on behalf of Sellers or any of the employees of Sellers or to which or under which or pursuant to which Sellers or any ERISA Affiliate of Sellers have contributed or is obligated to make contributions on behalf of Sellers or any present or former employees of Sellers or non-employee directors of or consultants to Sellers or pursuant to which Sellers or any ERISA Affiliate may incur any liability; (ii) the term "ERISA" shall refer to the Employee Retirement Income Security Act of 1974, as amended; and (iii) the term "ERISA Affiliate" shall refer to any trade or business (whether or not incorporated) under common control or treated as a single employer with Sellers within the meaning of Section 414 (b), (c), (m) or
(o) of the Code.

      5.12 INTANGIBLE PROPERTY.

      (a) SCHEDULE 5.12 sets forth, with respect to each material Proprietary Asset (as defined below) owned by or licensed to Sellers or otherwise used by Sellers and identifies the license agreement under which such Proprietary Asset is being licensed to Sellers. Except for Permitted Liens (as defined in SCHEDULE 5.12) and as set forth in SCHEDULE 5.12, Sellers have good, valid and marketable title to all of Proprietary Assets free and clear of all liens and other encumbrances, and has a valid right to use all Proprietary Assets. The term "Proprietary Asset" means any: trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, patents, patent rights, original works of authorship, inventions, licenses, approvals, governmental authorizations, trade secrets, other intellectual property rights, customer list, franchise, or intangible asset, together with all goodwill related to the foregoing. None of Sellers' registered, or applied for, Proprietary Assets have expired or terminated or have been abandoned, or are expected to expire or terminate or expected to be abandoned, within three years from the date of the Closing. Sellers do not have any knowledge of any infringement by Sellers, of Proprietary Assets of others. There is no claim, action or proceeding being made or brought, or to its knowledge, being threatened, against Sellers regarding its Proprietary Assets. Sellers are unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. Sellers have taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Proprietary Assets.

      5.13 PERSONAL PROPERTY. Except for Permitted Liens and as shown in
SCHEDULE 5.13, when transferred and paid for as provided herein, Purchaser will receive good title, free and clear of all title defects, security interests, pledges, options, claims or liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, collateral security arrangements and OTHER title or interest retaining agreements) to all Personal Property listed or described in Section I hereof as owned by any of Sellers, but excluding any such liens or encumbrances which will not materially affect the value of such property or interfere with the use of such property in the conduct of the Sellers' business.

      5.14 INSURANCE. SCHEDULE 5.14 sets forth a complete and correct list of all bonds, workers compensation insurance (and workers compensation insurance) and all contracts of insurance and indemnity of Sellers with respect to its business in force at the date of this Agreement (including name of insurer or indemnitor, agent, form of coverage and expiration date). All premiums and other payments due from Sellers with respect to any such contracts of insurance or indemnity have been paid, or will be paid within their terms by Sellers, and to Sellers' Knowledge no fact, act or failure to act has caused or might cause any such contract to be cancelled or terminated prior to the Closing. All notices have been given, all known claims have been presented and all other required or appropriate action with respect to such contracts have been taken by Sellers in a due and timely fashion. Sellers believes such insurance insures it against such losses and risks and in such amounts as is prudent and customary in the businesses in which it is engaged. Sellers have not been refused any insurance coverage sought or applied for and Sellers have no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

      5.15 INTERESTS IN REAL PROPERTY. SCHEDULE 5.15 sets forth a correct and complete list and brief description of all real properties owned or leased by Sellers. All leases in respect of such real property leased by Sellers are valid and enforceable and no party to any such lease is in default thereunder, respectively, and true and complete copies of such leases have previously been delivered to Purchaser. All rent currently due and payable under the real property leases has been paid. Except as shown in SCHEDULE 5.15, to Sellers' Knowledge after due inquiry, all improvements and fixtures on real properties owned or leased by Sellers conform in all material respects to applicable health, fire, safety, pollution, zoning and building laws. Sellers have good, indefeasible and marketable title to and beneficial ownership of its owned real property.

      5.16 INTERESTS IN EQUIPMENT LEASES. SCHEDULE 5.16 includes a correct and complete list and brief description of all property leased by Sellers, identifying each piece of equipment with each lease. All leases are valid and enforceable and no party to any such lease is in default thereunder, respectively, and true and complete copies of such Leases have previously been delivered to Purchaser. All payments currently due and payable under the Leases have been paid.

      5.17 TRANSPORTATION CONTRACTS. SCHEDULE 5.17 sets forth a complete and correct list of all material written transportation contracts (together, the "Transportation Contracts") in effect on the date hereof and in respect of any such contract which is not written, a description of the parties and the nature of the contract. SCHEDULE 5.17 sets forth for each Transportation Contract for fiscal year 2005 and the interim period from January 1, 2006 to June 30, 2006
(i) a list of the names of the customers of Sellers and (ii) the amount of gross revenue attributable to each such customer for such periods. Except as set forth in SCHEDULE 5.17, each Transportation Contract is valid, has not been subsequently amended in any material respect, is in full force and effect, Sellers have not assigned any rights thereto to any third party and no person has asserted any adverse claim with respect to Sellers' rights under such Transportation Contract. Except as set forth in SCHEDULE 5.17, there exists no default by Sellers, or to Sellers' Knowledge, any other party with respect to any of the Transportation Contracts, and no event has occurred that would prevent Purchaser from obtaining the benefits under such Transportation Contracts. Except as set forth in SCHEDULE 5.17, no customer that is a party to such Transportation Contract has cancelled or, to Sellers' Knowledge, made a credible threat of cancellation within the past six months of any Transportation Contract involving amounts greater than $100,000.

      5.18 SUPPLIERS; OTHER CONTRACTS. SCHEDULE 5.18 sets forth the complete and correct list of the names of any suppliers of transportation services to Sellers with respect to which practical alternative sources of supply are, in the good faith opinion of Sellers, not available on commercially reasonable terms and conditions, together with a description of any existing contractual arrangements for, and any pending discussions or negotiations relating to, continued supply from such suppliers. SCHEDULE 5.18 sets forth the completed list of contracts to which Sellers are a party, other than those set forth on any other Schedule, which involve payments in excess of $100,000.

      5.19 COMPENSATION OF EMPLOYEES. SCHEDULE 5.19 contains a complete and accurate list of all current directors, officers, employees and consultants of Sellers on the date hereof, setting forth the current job title, aggregate remuneration rate annually (bonus, commission and salary) and accrued but untaken vacation and sick leave for each such individual. SCHEDULE 5.19 also contains list and summary descriptions of all employment agreements which Sellers have with any of its officers, employees and consultants, all of which agreements are listed in SCHEDULE 5.19.

      5.20 EMPLOYEE RELATIONS. As of June, 2006, Sellers had an aggregate of 145 permanent employees, and Sellers generally enjoy a good employer employee relationship with its employees. Sellers are not delinquent in payments to any of its employees or consultants (including the lease or temporary employment agreements) for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or for amounts required to be reimbursed to such employees. Except as set forth in SCHEDULE 5.19, upon termination of the employment of any of its employees, Sellers will not by reason of anything done prior to the Closing, be liable to any of its employees or consultants for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with Sellers normal policies). Except as set forth in SCHEDULE 5.19, Sellers do not have any contracts of employment with any employees or any legal responsibility for the employees of any other entity, and all employees of Sellers are terminable by Sellers at will. No executive officer of Sellers have notified Sellers that such officer intends to leave Sellers or otherwise terminate such officer's employment with Sellers. No executive officer of Sellers is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Sellers to any liability in respect of any of the foregoing matters. Except where failure to comply would not reasonably be expected to have a Material Adverse Effect, Sellers are and have been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting EMPLOYMENT AND EMPLOYMENT PRACTICES, TERMS AND CONDITIONS OF EMPLOYMENT AND WAGES AND HOURS, including, without limitation, THE IMMIGRATION REFORM AND CONTROL ACT, THE WARN ACT, any laws respecting EMPLOYMENT DISCRIMINATION, SEXUAL HARASSMENT, disability rights, EQUAL OPPORTUNITY, PLANT CLOSURE ISSUES, AFFIRMATIVE ACTION, WORKERS'

COMPENSATION, LABOR RELATIONS, EMPLOYEE LEAVE ISSUES, WAGE AND HOUR STANDARDS, OCCUPATIONAL SAFETY AND HEALTH REQUIREMENTS AND UNEMPLOYMENT INSURANCE AND RELATED MATTERS, AND IS NOT ENGAGED IN ANY UNFAIR LABOR PRACTICES.

      5.21 LABOR AGREEMENTS. There are no contracts with labor unions binding upon Sellers, and since January 1, 2006 Sellers have not been requested to recognize nor agreed to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any employees of Sellers. To Sellers' Knowledge, (i) no organization effort is currently being made or threatened by or on behalf of any labor union with respect to employees of Sellers, (ii) there is no active or current union organization activity involving the employees of Sellers, nor
(iii) has there ever been union representation involving employees of Sellers.

      5.22 COMMISSION ARRANGEMENTS. SCHEDULE 5.19 sets forth all commission arrangements.

      5.23 BANK AND OTHER ACCOUNTS. SCHEDULE 5.23 sets forth a true and complete list of all bank, savings, brokerage and other accounts of Sellers, including the name of the depositary, the account number and the persons authorized to make deposits and withdrawals or to effect transactions in such accounts.

      5.24 LETTERS OF CREDIT AND BONDS. Set forth in SCHEDULE 5.24 is a list of all letters of credit and bonds outstanding on the date hereof which are the obligations of Sellers together with their face amounts and a description as to their character (e.g., standby, irrevocable, etc.).

      5.25 IMMIGRATION MATTERS. To Sellers' Knowledge, Sellers have complied in all material respects with all relevant provisions of Section 274a of the Immigration and Nationality Act, as amended (the "INA") and all applicable immigration laws. Without limiting the foregoing, (a) to Sellers' Knowledge, each U.S. "employee" (as that term is defined in the INA) of Sellers are permitted to be so employed in the United States under the INA; (b) Sellers have examined (and made copies of, if applicable) the documents presented by each such employee to establish appropriate employment eligibility under the INA; (c) Sellers have completed and required each U.S. employee hired on or since November 11, 1986 to complete a Form I-9 verifying employment eligibility under the INA; (d) Sellers have retained each such completed Form 1-9 for the length of time required under the INA; and (e) no monetary penalties have been assessed or threatened against Sellers for violation of Section 274a of the INA.

      5.26 UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To Sellers' Knowledge, neither Sellers nor any of its directors, officers, employees or agents has, with respect to the business of Sellers (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or Entity.

      5.27 ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 5.27, (i) Sellers and the operations thereof are in material compliance with all Environmental Laws (as defined below) including, without limitation, all laws pertaining to Hazardous Materials (as defined below); (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to Sellers' Knowledge, threatened against Sellers or alleging the violation of or liability of Sellers under any Environmental Laws, and Sellers have not received notice from any Governmental Body or other Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities (as defined below); (iii) to Sellers' Knowledge, there are no facts, activities, circumstances or conditions relating to, arising from, associated with, or attributable to Sellers or any real property currently or previously owned, operated or leased by Sellers that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) no notices to, or authorizations from, any governmental authority pursuant to any Environmental Laws are required in order to complete the Sale or as a result of having entered this Agreement. For the purpose of this Agreement, the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs or other expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities, operations and maintenance, or natural resource damages) arising from or under any Environmental Law; (Y) "Environmental Laws" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, permit, or other requirement relating to the environment, natural resources, or public or employee health and safety; and (Z) "Hazardous Materials" means any substance, material or waste regulated by federal, state or local government, or common law including, without limitation, any substance, material or waste which is defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products, asbestos and asbestos containing materials, and polychlorinated biphenyls.

      5.28 ACCOUNTS RECEIVABLE. Subject to any reserves set forth in the consolidated balance sheet of Sellers, Clare and TUG NY for the current fiscal year, Sellers' accounts receivable are reflected in such consolidated balance sheet and such accounts receivable arose in the ordinary course of business; were not, as of the date of such balance sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of such balance sheet, bona fide claims against debtors for sales, leases, licenses and other charges thereto.

      5.29 LICENSES TO OPERATE. Sellers have all material permits, licenses, orders or approvals of any federal, state, local or foreign governmental or regulatory body required in order to permit it to carry on its business as presently conducted. All such permits, licenses, orders and approvals are in full force and effect and to Sellers' Knowledge no suspension or cancellation of any of them is threatened.

      5.30 NO THIRD PARTY OPTIONS. Except as set forth in SCHEDULE 5.30, there are no existing agreements, options, commitments or rights with, of or to any person to acquire any material assets or rights of Sellers.

      5.31 NO DEFAULT. Except as set forth in SCHEDULE 5.31, the business of Sellers have not been and is not being conducted in default or violation of any term, condition or provision of (i) its constitutional documents or similar organizational documents, (ii) any agreement or (iii) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to Sellers and the Sellers or relating to any of the property owned, leased or used by it, or applicable to its business, excluding from the foregoing clauses (i), (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Sellers or materially impair the ability of Sellers to consummate this Agreement. As of the date of this Agreement, no investigation or review by any governmental authority or other entity with respect to Sellers is pending or, to Sellers' Knowledge, threatened, nor has any governmental authority or other entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, in the future will not, individually or in the aggregate, have a Material Adverse Effect.

      5.33 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no judgment, injunction, order or decree binding upon Sellers or to which Sellers is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Sellers, any acquisition of property by Sellers or the conduct of business by Sellers as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Sellers.

      5.34 MARGIN STOCK. Sellers are not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

      5.35 INVESTMENT COMPANY. Sellers are not (i) an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) a "holding company" or a "subsidiary company" of a "holding company" or an affiliate of a "holding company" or of a "subsidiary company" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company of 1935, as amended, or (iii) a "public utility" within the meaning of the Federal Power Act of 1920, as amended.

      5.36 FOREIGN ASSET CONTROL REGULATIONS. Sellers are not a "national" of any "designated foreign country", within the meaning of the Foreign Asset Control

Regulations or the Cuban Asset Control Regulations of the U.S. Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, or any regulations or rulings issued thereunder.

      5.37 APPLICATION OF TAKEOVER PROTECTIONS; RIGHTS AGREEMENT. Sellers and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar antitakeover provision under Sellers' constitutional documents or the laws of the respective state of incorporation which is or could become applicable as a result of the transactions contemplated by this Agreement. Sellers have not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of its common shares or a change in control of the Company.

      5.38 FOREIGN CORRUPT PRACTICES. None of Sellers, its affiliates, nor any director, officer, agent, employee or other person acting on behalf of any of them has, in the course of its actions for, or on behalf of, such entity (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

      5.39 TRANSACTIONS WITH AFFILIATES. Except as set forth in SCHEDULE 5.39, none of the officers, directors or employees of Sellers is presently a party to any transaction with Sellers (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to Sellers' Knowledge, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

      5.40 INDEBTEDNESS AND OTHER CONTRACTS. Except as disclosed in SCHEDULE 5.40, none of Sellers have any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect,
(iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of Sellers' officers, has or is expected to have a Material Adverse Effect. SCHEDULE 5.40 provides a detailed description of the material terms of any such outstanding Indebtedness. Immediately after giving effect to the transactions contemplated hereby, Sellers will not have any outstanding Indebtedness, other than set forth on SCHEDULE 5.40 under the heading Letters of Credit. For purposes of this Agreement: (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations in respect of letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses,
(E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case in respect of any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the Sellers or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person in respect of any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss in respect thereof; and (z) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

      5.41 INTERNAL ACCOUNTING CONTROLS. Sellers maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken in respect of any difference.

      5.42 DISCLOSURE. All disclosure, oral or written, provided to the Purchaser regarding Sellers, its respective businesses and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of Sellers is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by Sellers or its subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists in respect of Sellers or any of its subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Sellers but which has not been so publicly announced or disclosed.

      5.43 U.S. REAL PROPERTY HOLDING CORPORATION. Sellers are not, nor have they ever been, U.S. real property holding corporations within the meaning of
Section 897 of the Internal Revenue Code of 1986, as amended, and Sellers shall so certify upon Purchaser's request.

      5.44 CONDUCT OF BUSINESS; REGULATORY PERMITS. None of the Sellers is in violation of any term of or in default under its certificate of incorporation, certificate of formation, any certificate of designations of any outstanding series of preferred stock of such company or bylaws or their organizational charter or other constituent documents or bylaws, respectively. None of the Sellers is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to such entity, and none of the Sellers will conduct its respective business in violation of any of the foregoing, except for such violations (each of which is set forth on SCHEDULE 5.44A) and/or possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Sellers possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and none of the Sellers has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit except where such proceedings, revocation or modification (each of which is set forth on SCHEDULE 5.44B) would not have a Material Adverse Effect.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF THE CLARE AND TUG NY

      Each Selling Shareholder severally represents and warrants to the Purchaser as follows:

      6.1 CORPORATE ORGANIZATION AND QUALIFICATION. Each of Clare and TUG NY is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it, require such qualification, except where failure to so qualify or be in good standing would not have a material adverse effect. Each of Clare and TUG NY has all requisite power and authority (corporate or otherwise) to own, lease and operate their properties and to carry on their business as it is now being conducted. Each of Clare and TUG NY do not have any subsidiaries or any other interest, direct or indirect, through stock ownership or otherwise, in any corporations or business enterprise.

      6.2 CAPITALIZATION. The authorized capital stock of each of Clare and TUG NY consists of 100,000 shares of common stock, $0.01 par value per share (the "Clare Shares") and 200 shares of common stock, no par value (the "TUG Shares"), each representing all of the issued and outstanding capital stock of each of Clare and TUG NY. SCHEDULE 6.2 sets forth the shareholders of Clare and TUG NY and such shareholders of each of Clare and TUG NY are the record and beneficial owners of all of the Shares representing all of the issued and outstanding capital stock of each of Clare and TUG NY. All of the outstanding shares of capital stock of each of Clare and TUG NY has been duly authorized, validly issued and is fully paid and nonassessable. Each of Clare and TUG NY do not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein, or to pay any dividend or make any other distribution in respect thereof. There are no existing options, warrants, stock appreciation rights or other rights of any kind to purchase shares of any capital stock of Clare or TUG NY. Each of Clare and TUG NY do not have any subsidiaries or any other interest, direct or indirect, through stock ownership or otherwise, in any corporation or business enterprise.

      6.3 AUTHORITY RELATIVE TO THIS STOCK PURCHASE AGREEMENT. Each of Clare and TUG NY has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby (subject to the approval of the sale by the stockholders of each of Clare and TUG NY). This Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized by the Board of Directors of each of Clare and TUG NY and no other corporate proceedings on the part of each of Clare or TUG NY is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the sale by the stockholders of each of Clare and TUG NY). This Agreement has been duly and validly executed and delivered by each of Clare and TUG NY and constitutes the valid and binding agreement of each of Clare and TUG NY, enforceable against each of Clare and TUG NY in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      6.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation by each of Clare and TUG NY of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its constitutional documents of each of Clare and TUG NY; (ii) require any consent, approval, authorization or permit of, or registration, declaration or filing with or notification to, any governmental authority, except such consents, approvals, authorizations, permits, filings or notifications where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, could not in the aggregate reasonably be expected to have a material adverse effect or adversely affect the ability of each of Clare or TUG NY to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any material note, license, agreement or other instrument or obligation to which each of Clare or TUG NY or any of their assets may be bound, which would in the aggregate reasonably be expected to have a material adverse effect, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to each of Clare and TUG NY or their assets, except for violations which could not in the aggregate reasonably be expected to have a material adverse effect or adversely affect the ability of each of Clare and TUG NY to consummate the transactions contemplated hereby.

      6.5 LITIGATION. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, demand letters or proceedings pending or, to the best knowledge of Selling Shareholders, threatened against either Clare or TUG NY (i) except as set forth in SCHEDULE 6.5, or (ii) question the validity of this Agreement or any action to be taken by Sellers in connection with the consummation of the transactions contemplated hereby.

      6.6 FINANCIAL STATEMENTS. SCHEDULE 6.6 sets forth the audited consolidated balance sheet of the Sellers and Clare at December 31, 2005 and at June 30, 2006, respectively, the related statement of operations and retained earnings, stockholder's equity and of comprehensive income for the two years then ended, and at June 30, 2006, each prepared in accordance with U.S. GAAP, together with related notes and the audit report on each of such statements issued by Freidman LLP, each of Clare's and TUG NY's certified public accountants and the review reports issued by Freidman LLP.

      6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since January 1, 2006, the business of each of Clare and TUG NY has been carried on only in the ordinary and usual course and there has not been any material adverse change in its business, properties, operations or financial condition and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a material adverse effect in the operations of either Clare or TUG NY.

      6.8 EMPLOYMENT AGREEMENTS. Neither Clare nor TUG NY is a party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other agreement providing for payments or benefits or the acceleration of payments or benefits upon the consummation of the transactions contemplated hereby (including, without limitation, any contract to which Clare, TUG NY or any of the Sellers is a party involving employees of each of Clare or TUG NY).

      6.9 BROKERS AND FINDERS. Neither Clare nor TUG NY has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

      6.10 TAXES. Each of Clare and TUG NY has (x) filed all returns, declarations, reports, information returns and statements of whatsoever kind ("Tax Returns") in respect of all federal, state, county, local, foreign and other Taxes (as defined below) that it is required to file, and all such Tax Returns are true, complete and accurate in all material respects and (y) paid or provided for the payment of all Taxes due with respect to such Tax Returns and all Taxes, if any, required to be paid for which no return is required. Copies of all federal income Tax Returns relating to Clare's and TUG NY's last five taxable years have been made available to Purchaser for review. The most recent financial statements of each of Clare and TUG NY reflect an adequate reserve for all Taxes payable by Clare and TUG NY, respectively, for all taxable periods and portions thereof through the date of such financial statements. There are no material liens for Taxes with respect to any of the assets or properties of Clare and TUG NY. Except as otherwise set forth in SCHEDULE 6.10, neither Clare nor TUG NY has been audited by the Internal Revenue Service or any state, local or foreign taxing jurisdiction and no agreements or consents extending the period during which any Taxes may be assessed or collected are now in force. Except as set forth in SCHEDULE 6.10, no material adjustments have been proposed by the Internal Revenue Service or by, or with, any other taxing authority with respect to any open tax years or tax returns. All material adjustments have been fully paid. Except as set forth in SCHEDULE 6.10, neither Clare nor TUG NY is a party to or bound by any tax indemnity agreement or any agreement providing for the allocation or sharing of Taxes with any entity. Each of Clare and TUG NY has complied in all material respects with all applicable legal requirements relating to the payment and withholding of taxes and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required. For the purpose of this Agreement, the term "Tax" (and, with correlative meaning, the terms "Taxes" and "Taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

      6.11 EMPLOYEE BENEFITS. Neither Clare nor TUG NY is a party nor obligated for any (x) Company Benefit Plans for the employees, directors and officers of Clare or TUG NY as the case may be, (y) severance arrangements, or (z) employee benefit plans.

      6.12 INTANGIBLE PROPERTY. SCHEDULE 6.12 sets forth, with respect to each proprietary asset owned by or licensed to each of Clare and TUG NY or otherwise used by each of Clare and TUG NY and identifies the license agreement under which such asset is being licensed to each of Clare and TUG NY. Each of Clare and TUG NY has good, valid and marketable title to all its assets free and clear of all liens and other encumbrances, and has a valid right to use all such assets, including any trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, trade secrets, licenses, information and proprietary rights and processes, all patents and patent rights, customer list, franchise, or intangible asset, together with all goodwill related to the foregoing.

      6.13 PERSONAL PROPERTY. Except as shown on SCHEDULE 6.13, when transferred and paid for as provided herein, the Purchaser will receive good title, free and clear of all title defects, security interests, pledges, options, claims or liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, collateral security arrangements and OTHER title or interest retaining agreements) to all Personal Property listed or described in SCHEDULE
6.13 as owned by each of Clare and TUG NY, but excluding any such liens or encumbrances which will not materially affect the value of such property or interfere with the use of such property in the conduct of the each of Clare or TUG NY business.

      6.14 INSURANCE. SCHEDULE 6.14 sets forth a complete and correct list of all bonds, workers compensation insurance (and leased or temporary employee workers compensation insurance) and all contracts of insurance and indemnity of each of Clare and TUG NY with respect to its business in force at the date of this Agreement (including name of insurer or indemnitor, agent, form of coverage and expiration date). All premiums and other payments due from each of Clare and TUG NY with respect to any such contracts of insurance or indemnity have been paid, or will be paid within their terms by each of Clare and TUG NY, as the case may be, and no Selling Shareholder knows of any fact, act or failure to act which has caused or might cause any such contract to be cancelled or terminated prior to the Closing. All notices have been given, all known claims have been presented and all other required or appropriate action with respect to such contracts have been taken by each of Clare and TUG NY in a due and timely fashion.

      6.15 INTERESTS IN REAL PROPERTY. SCHEDULE 6.15 sets forth a correct and complete list and brief description of all real properties leased by each of Clare and TUG NY. Neither Clare nor TUG NY own any real property. All leases in respect of such real property leased by each of Clare and TUG NY are valid and enforceable and no party to any such lease is in default thereunder, respectively, and true and complete copies of such leases have previously been delivered to the Purchaser. All rent currently due and payable under the real property leases has been paid.

      6.16 INTERESTS IN EQUIPMENT LEASES. SCHEDULE 6.16 includes a correct and complete list and brief description of all property leased by each of Clare and TUG NY, identifying each piece of equipment with each lease. All leases are valid and enforceable and no party to any such lease is in default thereunder, respectively, and true and complete copies of such Leases have previously been delivered to the Purchaser. All payments currently due and payable under the Leases have been paid.

      6.17 TRANSPORTATION CONTRACTS. SCHEDULE 6.17 sets forth a complete and correct list of all written Transportation Contracts in effect on the date hereof and in respect of any such contract which is not written, a description of the parties and the nature of the contract. Each of Clare's and TUG NY's relationship with each of its customers is good and no customer has expressed to the Selling Shareholders any intention to terminate or modify adversely any such relationship.

      6.18 SUPPLIERS; OTHER CONTRACTS. SCHEDULE 6.18 sets forth the complete and correct list of the names of any suppliers of transportation services to each of Clare and TUG NY with respect to which practical alternative sources of supply are, in the good faith opinion of the Sellers, not available on commercially reasonable terms and conditions, together with a description of any existing contractual arrangements for, and any pending discussions or negotiations relating to, continued supply from such suppliers and a completed list of the Contracts which involve payments in excess of $100,000.

      6.19 COMPENSATION OF EMPLOYEES. SCHEDULE 6.19 contains a complete and accurate list of all current directors, officers, employees and consultants of each of Clare and TUG NY on the date hereof and the Closing respectively. Each of Clare and TUG NY shall separately deliver a Schedule containing the current job title, aggregate remuneration rate (bonus, commission and salary) and accrued but untaken vacation and sick leave for each such individual.

      6.20 EMPLOYEE RELATIONS. As of September 6, 2006, each of Clare and TUG NY had an aggregate of 10 permanent employees (1 for Clare and 9 for TUG NY), and each of Clare and TUG NY generally enjoy a good employer-employee relationship. Each of Clare and TUG NY are not delinquent in payments to any of its employees or consultants (including any leased or temporary employee agreements) for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or for amounts required to be reimbursed to such employees. Upon termination of the employment of any of its employees, each of Clare and TUG NY will not by reason of anything done prior to the Closing, be liable to any of its employees or consultants for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with each of Clare and TUG NY normal policies). Neither Clare nor TUG NY has any contracts of employment with any employees or any legal responsibility for the employees of any other entity, and all employees of each of Clare and TUG NY are terminable by each of Clare and TUG NY at will except as set forth in Schedule 6.19.

      6.21 LABOR AGREEMENTS. There are no contracts with labor unions binding upon either Clare or TUG NY and neither Clare nor TUG NY have been requested to recognize nor agreed to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any employees of either Clare or TUG NY. The Selling Shareholders have no knowledge of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of either Clare or TUG NY.

      6.22 COMMISSION ARRANGEMENTS. SCHEDULE 6.19 sets forth all commission arrangements.

      6.23 BANK AND OTHER ACCOUNTS. SCHEDULE 6.23 sets forth a true and complete list of all bank, savings, brokerage and other accounts of each of Clare and TUG NY, including the name of the depositary, the account number and the persons authorized to make deposits and withdrawals or to effect transactions in such accounts.

      6.24 LETTERS OF CREDIT AND BONDS. Set forth in SCHEDULE 6.24 is a list of all loans, credit facilities, letters of credit and bonds outstanding on the date hereof which are the obligations of each of Clare and TUG NY together with their face amounts and a description as to their character (e.g., standby, irrevocable, etc.).

      6.25 IMMIGRATION MATTERS. To the best of Selling Shareholder's knowledge, each of Clare and TUG NY has complied in all material respects with all relevant provisions of Section 274a of the Immigration and Nationality Act, as amended (the "INA") and all applicable immigration laws. Without limiting the foregoing,
(a) each U.S. "employee" (as that term is defined in the INA) of each of Clare and TUG NY is permitted to be so employed in the United States under the INA;
(b) each of Clare and TUG NY has examined (and made copies of, if applicable) the documents presented by each such employee to establish appropriate employment eligibility under the INA; (c) each of Clare and TUG NY has completed and required each U.S. employee hired on or since November 11, 1986 to complete a Form I-9 verifying employment eligibility under the INA; (d) each of Clare and TUG NY has retained each such completed Form 1-9 for the length of time required under the INA; and (e) no monetary penalties have been assessed or threatened against either Clare or TUG NY for violation of Section 274a of the INA.

      6.26 UNLAWFUL PAYMENTS AND CONTRIBUTIONS. Neither Clare nor TUG NY nor any of their directors, officers, employees or agents has, with respect to the business of each of Clare or TUG NY (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or Entity.

      6.27 ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 6.27, (i) each of Clare and TUG NY and the operations thereof are in material compliance with all Environmental Laws including, without limitation, all laws pertaining to Hazardous Materials; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of Sellers, threatened against Clare or TUG NY or alleging the violation of or liability of Clare or TUG NY under any Environmental Laws, and neither Clare nor TUG NY has received notice from any Governmental Body or other Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities (as defined below); (iii) to the knowledge of Selling Shareholders, there are no facts, activities, circumstances or conditions relating to, arising from, associated with, or attributable to Clare or TUG NY or any real property currently or previously owned, operated or leased by either Clare or TUG NY that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) no notices to, or authorizations from, any governmental authority pursuant to any Environmental Laws are required in order to complete the Sale or as a result of having entered this Agreement.

      6.28 ACCOUNTS RECEIVABLE. Subject to any reserves set forth in the consolidated balance sheet of each of the Sellers, Clare and TUG NY for the current fiscal year, each of the Sellers, Clare and TUG NY accounts receivable are reflected in such consolidated balance sheet and such accounts receivable arose in the ordinary course of business; were not, as of the date of such balance sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of such balance sheet, bona fide claims against debtors for sales, leases, licenses and other charges thereto.

      6.29 LICENSES TO OPERATE. Each of Clare and TUG NY has all permits, licenses, orders or approvals of any federal, state, local or foreign governmental or regulatory body required in order to permit it to carry on its business as presently conducted. All such permits, licenses, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened. SCHEDULE 6.29 lists all permits of Sellers, Clare and TUG NY, including any customs brokerage, NVOCC or IATA licenses and other Transferable/Non-Transferable Governmental Permits.

      6.30 NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any material assets or rights of either Clare or TUG NY.

      6.31 CERTIFICATES. No certificate executed by Clare or TUG NY or by any officer of Clare or TUG NY pursuant to this Agreement contains or will contain any misstatement of a material fact or omits or will omit any material fact necessary to make the statements made not misleading.

      6.32 NO DEFAULT. The business of each of Clare and TUG NY has not been and is not being conducted in default or violation of any term, condition or provision of (i) its constitutional documents or similar organizational documents, (ii) any agreement or (iii) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to either Clare or TUG NY or relating to any of the property owned, leased or used by it, or applicable to its business, excluding from the foregoing clauses (i), (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a material adverse effect on either Clare or TUG NY or materially impair the ability of either Clare or TUG NY to consummate this Agreement.

      6.33 SCHEDULES. Each of the Schedules attached hereto constitutes, and each of the schedules to be delivered at the Closing will constitute, a true and complete list of the items purported to be set forth therein except for items the omission of which would not be considered material.

      6.34 REPRESENTATIONS AND WARRANTIES OF CLARE AND TUG NY. Each of the representations and warranties of the Shareholder, Clare and TUG NY are hereby represented and warranted as if made by Robert Lee and Robert Wu and are accurate and binding on Robert Lee and Robert Wu.

      6.35 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no judgment, injunction, order or decree binding upon Clare or TUG NY or to which Clare or TUG NY is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Clare or TUG NY, any acquisition of property by Clare or TUG NY or the conduct of business by Clare or TUG NY as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Clare or TUG NY.

      6.36 MARGIN STOCK. Neither Clare nor TUG NY is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

      6.37 INVESTMENT COMPANY. Neither Clare nor TUG NY is (i) an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) a "holding company" or a "subsidiary company" of a "holding company" or an affiliate of a "holding company" or of a "subsidiary company" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company of 1935, as amended, or (iii) a "public utility" within the meaning of the Federal Power Act of 1920, as amended.

      6.38 FOREIGN ASSET CONTROL REGULATIONS. Neither Clare nor TUG NY is a "national" of any "designated foreign country", within the meaning of the Foreign Asset Control Regulations or the Cuban Asset Control Regulations of the U.S. Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, or any regulations or rulings issued thereunder.

      6.39 APPLICATION OF TAKEOVER PROTECTIONS; RIGHTS AGREEMENT. Neither Clare nor TUG NY nor its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar antitakeover provision under Clare and TUG NY constitutional documents or the laws of the state of its incorporation which is or could become applicable as a result of the transactions contemplated by this Agreement. Neither Clare nor TUG NY has adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of its common shares or a change in control of such Company.

      6.40 FOREIGN CORRUPT PRACTICES. Neither of Clare, TUG NY, its affiliates, nor any director, officer, agent, employee or other person acting on behalf of any of them has, in the course of its actions for, or on behalf of, such entity
(i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

      6.41 TRANSACTIONS WITH AFFILIATES. Except as set forth in SCHEDULE 6.41, none of the officers, directors or employees of Clare or TUG NY is presently a party to any transaction with Clare or TUG NY (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of Clare or TUG NY, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

      6.42 INDEBTEDNESS AND OTHER CONTRACTS. Except as disclosed in SCHEDULE 6.42, neither Clare nor TUG NY have any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of Clare's and TUG NY's officers, has or is expected to have a Material Adverse Effect. SCHEDULE 6.42 provides a detailed description of the material terms of any such outstanding Indebtedness. Immediately after giving effect to the transactions contemplated hereby, Clare and TUG NY will not have any outstanding Indebtedness, other than set forth on SCHEDULE 6.42 under the heading Letters of Credit. For purposes of this Agreement: (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money,
(B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations in respect of letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case in respect of any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the Clare or TUG NY or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person in respect of any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss in respect thereof; and (z) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

      6.43 INTERNAL ACCOUNTING CONTROLS. Each of Clare and TUG NY maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken in respect of any difference.

      6.44 DISCLOSURE. All disclosure, oral or written, provided to the Purchaser regarding Clare and TUG NY, its respective businesses and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of Clare and TUG NY is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by Clare and TUG NY during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists in respect of Clare or TUG NY or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Clare or TUG NY but which has not been so publicly announced or disclosed.

      6.45 U.S. REAL PROPERTY HOLDING CORPORATION. Neither Clare nor TUG NY is, nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and Clare and TUG NY shall so certify upon Purchaser's request.

      6.46 CONDUCT OF BUSINESS; REGULATORY PERMITS. None of Clare nor TUG NY is in violation of any term of or in default under its certificate of incorporation, certificate of formation, any certificate of designations of any outstanding series of preferred stock of such company or bylaws or their organizational charter or other constituent documents or bylaws, respectively. None of Clare nor TUG NY is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to such entity, and none of Clare nor TUG NY will conduct its respective business in violation of any of the foregoing, except for such violations (each of which is set forth on SCHEDULE 6.46A) and/or possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Clare nor TUG NY possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and none of Clare nor TUG NY has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit except where such proceedings, revocation or modification (each of which is set forth on SCHEDULE 6.46B) would not have a Material Adverse Effect.

                                   ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser represents and warrants to each of the Sellers as follows:

      7.1 ORGANIZATION, STANDING, ETC. OF THE PURCHASER. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate and limited liability company, as applicable, power and authority to own the Purchased Assets and conduct the business to be transferred hereunder.

      7.2 AUTHORITY; BINDING EFFECT. The Purchaser has the corporate and limited liability company, as applicable, power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement has been duly executed and delivered by duly authorized officers of the Purchaser and constitutes the valid, legal and binding obligation of the Purchaser enforceable in accordance with its terms.

      7.3 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS, ETC. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or be in conflict with, or constitute a default under any provision of the Certificate of Formation or Operating Agreement of the Purchaser, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Purchaser or any of its properties. No consent, approval or authorization of, or declaration or filing with, any governmental authority is required of the Purchaser under existing law in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

      7.4 LEGAL PROCEEDINGS. There are no actions, suits, proceedings or investigations pending or threatened against the Purchaser or its properties or assets which question the validity of this Agreement or any action taken or to be taken pursuant hereto, or which might have a material adverse effect upon the properties or business of the Purchaser. There is no judgment, order, writ, injunction or decree of any court or administrative agency which might interfere with the consummation of the transactions contemplated hereby.

                                  ARTICLE VIII

                                    COVENANTS

      8.1 FURTHER ASSURANCES AND ASSISTANCE. The Sellers, Clare, TUG NY and the Selling Shareholders shall, from time to time, at the request and expense of the Purchaser, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, assurances and take such other action as the Purchaser may reasonably request and as may be reasonably necessary in order to vest in the Purchaser title to, and possession and control of all of the Purchased Assets and the Shares.

      8.2 CONDUCT OF BUSINESS PENDING THE CLOSING. From and after the date hereof and through the Closing Date, the Sellers, Clare and TUG NY will:

            (i) maintain the Logistics Business, the Purchased Assets, Clare and TUG NY in their present operating condition and repair, except for ordinary wear and tear;

            (ii) not sell, pledge, lease, mortgage, encumber or dispose of, or agree to any of the foregoing regarding, any of the Purchased Assets or assets of Clare or TUG NY without the prior written approval of the Purchaser;

            (iii) use their commercially reasonable efforts to preserve intact the Purchased Assets, including the real property leases, Clare and TUG NY and each of their business organizations, management and personnel, and use reasonable best efforts to keep available the services of all of their employees, agents, independent contractors and consultants, commensurate with its business requirements;

            (iv) use its commercially reasonable efforts to preserve intact each of the Sellers', Clare's and TUG NY's customers and suppliers relationships and their goodwill in their business relations with the Sellers, Clare and TUG NY;

            (v) keep in force all policies of insurance covering the Logistics Business, the Purchased Assets of the Sellers, Clare and TUG NY;

            (vi) operate the Logistics Business, Clare and TUG NY in the ordinary course of the Sellers' business, upon their usual terms and conditions, provided, however, that, without the prior written consent of the Purchaser, the Sellers and the Selling Shareholders shall not enter into any agreement, written or oral, relating to the Logistics Business or the Purchased Assets which involves or relates to:

                  (A) any labor union or collective bargaining agreement;

                  (B) any new lease or license for any real property or
            equipment;

                  (C) any agreement or arrangement as to which the U.S. federal government, any state, local or municipal government or any agency or instrumentality of any of the foregoing is a party;

                  (D) any distributions to its Selling Shareholders other than distributions for base salary, tax distributions and reimbursements for reasonable business expenses that shall not exceed $50,000 singly nor $100,000 in the aggregate;

                  (E) any material arrangement or agreement with any customer to grant such customer a credit or rebate for services rendered or to be rendered; or

                  (F) any new material contract, lease, real property lease, letter of credit, bond or agreement to materially modify such existing agreements.

            (vii) promptly notify the Purchaser in writing of any material outstanding or threatened claims, legal, administrative, governmental or other proceedings, suits, investigations, complaints, notices or violation or other process involving any request or demand for specific performance or involving in any single instance more than $25,000 other than cargo claims arising in the ordinary course of the Logistics Business, or any judgments, orders, directives, injunctions, restraining orders or restrictions against or involving the Purchased Assets, the

      Logistics Business or the transactions contemplated by this Agreement.

      8.3 On or before the Closing Date, the Sellers, Clare and TUG NY will terminate the employment of all Sellers' salaried and hourly employees and all contractors on its payroll. The Sellers, Clare and TUG NY will fully vest and fund all terminated employees on their account balances under any defined contribution plan sponsored or maintained by any of them. The Purchaser assumes no obligations nor any responsibilities of any kind resulting from the termination by the Sellers, Clare and TUG NY of the employment of their employees, including, but not limited to, any obligations to provide compensation, wages, bonuses, severance pay, vacation time, over-time payments, pay in lieu of vacation, salaries sickness and accident benefits, leaves of absence, whole life insurance policies and similar employee benefits. The Sellers, Clare and TUG NY hereby acknowledge that the Purchaser will not become a party to, or assume any obligations under any of the "employee benefit plans", within the meaning of Section 3(3) of ERISA, to which the Sellers are or may have been a party other than the Assumed Plans.

      8.4 INDEMNITIES.

            8.4.1 INDEMNIFICATION OF THE PURCHASER. (a) Except with respect to liabilities assumed by the Purchaser pursuant to Section 3.1 hereof and subject to Sections 8.4.3, 8.16 and 11.8 hereof, the Sellers, Clare, TUG NY and the Selling Shareholders shall jointly and severally indemnify the Purchaser for and hold it harmless against any and all costs, expenses, claims, damages, lawsuits, attorneys', accountants' and other professional fees, losses, deficiencies, assessments, administrative orders, fines, penalties, actions, proceedings, judgments, liabilities and obligations of any kind or description (a "Claim") asserted against, incurred, or required to be paid by the Purchaser (regardless of when asserted or by whom), associated with or arising, from (i) any and all Excluded Liabilities and any and all liabilities, obligations and commitments of the Sellers, Clare, TUG NY and/or the Selling Shareholders not expressly assumed by or disclosed to the Purchaser hereunder, (ii) any breach by the Sellers, Clare, TUG NY or the Selling Shareholders of any representation, warranty or covenant contained in this Agreement, (iii) the failure of the Sellers, Clare, TUG NY and/or the Selling Shareholders to perform any other obligation imposed on such entity or person by this Agreement, and (iv) any employee benefit plan or policy maintained by or on behalf of the Sellers, Clare, TUG NY and/or the Selling Shareholders, including any obligation under Section 8.3, at any time prior to the Closing Date, regardless of whether such Claim is asserted before or after the Closing Date and regardless of when the Claim arose.

            (b) In the event any director, officer, employee, agent or representative of the Purchaser ("Purchaser Representative") is subject to a Claim which, if asserted against the Purchaser, would entitle the Purchaser to indemnification in accordance with Section 8.4.1(a) hereof, such Purchaser Representative or, to the extent that such Purchaser Representative's liabilities, obligations or costs in connection with such Claim have been borne by the Purchaser, then the Purchaser shall be indemnified by the Sellers in accordance with Section 8.4.1(a) hereof, provided that a final determination has been made that such Purchaser Representative has not intentionally violated law or acted outside the scope of his/her authority in connection with such Purchaser Representative's duties, in which event neither the Purchaser nor such Purchaser Representative, as the case may be, shall be indemnified pursuant to this Section 8.4.1(b).

            (c) Purchaser shall not be entitled to indemnification under this
      Section 8.4.1, unless and until the aggregate amount of all Purchaser's Claims exceeds an aggregate amount equal to $100,000 (the "Sellers' Basket Amount"). If Purchaser's Claims exceed the Sellers' Basket Amount, then the Purchaser shall be entitled to recover the full amount of such Purchaser's Claims without regard to the Sellers' Basket Amount.

            (d) Subject to the insurer's maintaining its right of recourse or contribution against a person who has caused an injury or damage, the amount of any Claims for which indemnification is provided under this
      Section 8.4.1 shall be net of any amounts recovered or recoverable by the Purchaser under insurance policies with respect to such Claim.

            8.4.2 INDEMNIFICATION OF THE SELLERS. (a) Subject to Section 11.8, the Purchaser shall indemnify the Sellers for and hold them harmless against, any Claim asserted against, incurred, or required to be paid by the Sellers (regardless of when asserted or by whom), associated with or arising, from (i) the failure by the Purchaser to discharge any and all of the liabilities, obligations and commitments of the Sellers expressly assumed by the Purchaser pursuant to Section 3.1 hereof, (ii) any breach by the Purchaser of any representation, warranty or covenant contained in this Agreement, and (iii) the failure by the Purchaser to perform any obligation imposed on it by this Agreement, related to the foregoing.

            (b) In the event any director, officer, employee, agent or representative of the Sellers ("Sellers Representative") is subject to a Claim which, if asserted against the Sellers, would entitle the Sellers to indemnification in accordance with Section 8.4.2(a) hereof, such Sellers Representative or, to the extent that such Sellers Representative's liabilities, obligations or costs in connection with such Claim have been borne by the Sellers, then the Sellers shall be indemnified by the Purchaser in accordance with Section 8.4.2(a) hereof, provided that a final determination has been made that such Sellers Representative has not intentionally violated law or acted outside the scope of his/her authority in connection with such Sellers Representative's duties, in which event neither the Sellers nor such Sellers Representative, as the case may be, shall be indemnified pursuant to this Section 8.4.2(b).

            (c) The Sellers shall not be entitled to indemnification under this
      Section 8.4.2, unless and until the aggregate amount of all the Sellers' Claims exceeds an aggregate amount equal to $100,000 (the "Purchaser's Basket Amount"). If the Sellers' Claims exceed the Purchaser's Basket Amount, then the Sellers shall be entitled to recover the full amount of such Sellers' Claims without regard to the Purchaser's Basket Amount.

            8.4.3 DEFENSE OF CLAIMS. Each party (including the Purchaser or Sellers Representative) entitled to indemnification under this Agreement (the "Indemnified Party") shall give written notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any Claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any Claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such Claim or litigation, shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense, but only at such Indemnified Party's expense, and provided, further, that the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is damaged or otherwise prejudiced as a result of the failure to give notice. No Indemnifying Party, in the defense of any such Claim or litigation, shall, without the prior written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which imposes any operational restriction on the Logistics Business or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such Claim or litigation.

            8.4.4 COOPERATION AND ASSISTANCE. The Sellers, Clare, TUG NY and the Selling Shareholders shall cooperate fully with the Purchaser and make available to the Purchaser as the Purchaser may reasonably request, such of the Sellers' employees who are familiar with, and such files and records directly relating to, matters described in Section 8.4.2 hereof for use by the Purchaser in connection with the investigation and defense thereof.

      8.5 CLOSING BALANCE SHEET. The Selling Shareholders shall use their reasonable best efforts to collect all accounts receivable that will be reflected on the Closing Balance Sheet. Based upon the audited Closing Balance Sheet, the parties agree that upon delivery of the final determination of the Closing Balance Sheet, a net accounts receivable equal to accounts receivable as set forth on such balance sheet less the allowance for doubtful accounts as set forth thereon will be calculated (the "Net Receivables"). Within 90 days after the Closing Date (the "Collection Period"), amounts received by the Purchaser will be applied to the specific invoice designated by the customer remittance. In applying any payment made by an account debtor, such payment shall be applied to any account receivable to which it clearly relates by reason of the amount thereof, and otherwise, as shall be specified by the customer at the time of the making thereof or upon subsequent inquiry by the Purchaser. If any dispute exists, the amount will be applied to the oldest outstanding invoice. No invoices that existed on the Closing Date will be written off as aged accounts during this period. If the amount collected during the Collection Period is greater than the Net Receivables such surplus shall be remitted to the Selling Shareholders within 15 days of the end of the Collection Period. If the amount collected during the Collection Period is less than the Net Receivables such shortfall shall be offset against earn-out and/or incentive payments hereunder. The Sellers, Clare and TUG NY shall furnish to the Purchaser lists of accounts receivable of the logistics business as follows: (i) SCHEDULE 8.5A attached to this Agreement reflecting the accounts receivable of the Sellers, Clare and/or TUG NY on June 30, 2006; and (ii) SCHEDULE 8.5B to be delivered to the Purchaser thirty (30) days after the Closing Date, reflecting the accounts receivable of the Sellers as of the Closing Date.

      8.6 NON-COMPETITION AGREEMENTS. In consideration of the Purchaser agreeing to enter into this Agreement, the Sellers agree that during the six-year period commencing on the Closing Date, and in the geographic area of North America and China, the Sellers shall not:

      (a) establish, acquire or otherwise engage in, directly or indirectly, any business substantially similar to the Logistics Business;

      (b) solicit or attempt to solicit any customers of the Logistics Business who were such on the Closing Date with respect to services of the Logistics Business; or

      (c) solicit or attempt to solicit any salaried employees employed in the Logistics Business to seek employment other than with the Purchaser.

      Notwithstanding the foregoing, nothing contained in this Agreement is intended to restrict or otherwise alter the manner in which the Sellers conduct other businesses. If, at the time of enforcement of any provision of Section 8.6 hereof, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area. In the event of breach by the Sellers or the Purchaser of any provision of Section 8.6 hereof, respectively, the other party or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof.

      8.7 BROKERS AND FINDERS. Neither the Sellers, Clare, TUG NY nor the Selling Shareholders, nor any officer, director or employee of each, has engaged, consented to or authorized any broker, investment banker or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

      8.8 CERTAIN EMPLOYEES. The Purchaser agrees that it will employ Messrs. Lee and Wu of the Sellers' employees at the Logistics Business, on terms and conditions mutually agreeable to the Purchaser and such employees, as set forth in employment agreements (the "Employment Agreements").

      8.9 ACCESS TO INFORMATION, CONFIDENTIAL TREATMENT. The Sellers, Clare and TUG NY shall give to the Purchaser and its representatives, and to the lenders under the Credit Agreement, from and after the date of execution of this Agreement, during normal business hours on prior notice, reasonable access from time to time to all of the properties (including warehouses and other leasehold interests), books, contracts, documents and records of the Logistics Business, and shall furnish to the Purchaser and its representatives all additional existing financial and other information with respect to the business and affairs of the Logistics Business that the Purchaser may reasonably request. The Purchaser (or the lenders under the Credit Agreement, as applicable) shall treat, and shall cause its counsel, accountants and other representatives to treat, all information that it has received under this Section 8.9, if not in the public domain, as confidential and, if the Closing shall not occur as provided herein, the Purchaser (or the lenders under the Credit Agreement, as applicable) shall return to the Selling Shareholders all written information (and all copies thereof) received by the Purchaser relating to the Purchased Assets or the Logistics Business. For a period of seven (7) years after the Closing Date, the Purchaser shall maintain and give to the Sellers and its representatives, during normal business hours on prior notice, reasonable access from time to time to all books, contracts, documents and records relating to the operations of the Logistics Business prior to the Closing. The Sellers, Clare and TUG NY shall retain possession of any such records which it is required to retain under applicable law, further, provided, however, that the Sellers, Clare and TUG NY shall, for a period of seven (7) years after the date of execution of this Agreement, maintain and give to the Purchaser and its representatives during normal business hours on prior notice reasonable access (including the right to photocopy such retained records at the Purchaser's expense) from time to time to such retained records.

      8.10 CHANGE-IN-CONTROL. In the event that 50% or more of the Common Stock of the Company or convertible debt of the Company is sold equivalent to the sale of 50% of the Common Stock of the Company or substantially all of the assets of the Company are sold, or any similar transaction effecting a change in control occurs ("Change in Control"), then any unpaid earn-out (in shares or cash), working capital and other incurred expenses shall be immediately due and payable and all share restrictions shall lapse and be void; provided, however, the Selling Shareholders shall receive at a minimum that aggregate share and cash value of Fifteen Million Five Hundred Thousand Dollars (US$15,500,000) (the "Sale Amount"), provided further, that in the event the Change-in-Control occurs before the third (3rd) anniversary, then the Selling Shareholders collectively receive the pro-rata amount due of such Sale Amount based on the period from the Closing Date to the date of consummation of such Change-in-Control. Notwithstanding the foregoing, the Selling Shareholders shall receive the same price per share paid to purchase the Company Common Stock as the other public shareholders.

      8.11 NO SHOP; STANDSTILL. The Sellers, Clare and TUG NY and the Selling Shareholders shall refrain from taking, directly or indirectly, any action to encourage, initiate, solicit or continue any discussions or negotiations with, or any other offers from, any other Person concerning a sale of assets or stock, a merger or any similar transaction concerning Sellers which would affect the business of Sellers and the Purchased Assets or any portion of them.

      8.12 BULK SALES. The Sellers and the Selling Shareholders agree to cooperate with the Purchaser to effectuate compliance with all applicable "bulk sales" law or any similar law alleged to be applicable to the sale of the Purchased Assets or the transactions contemplated by this Agreement, and, upon receipt of written notice from the Purchaser of the existence thereof, promptly to take all necessary action to satisfy such claim or liability, including but not limited to removing or causing to be removed any lien which may be placed on any of the Purchased Assets by a creditor of the Sellers.

      8.13 PRO FORMAS. Sellers shall deliver, on or prior to the date of the execution of this Agreement, to the Purchaser the preliminary financial statements consisting of unaudited balance sheets of the Seller and its subsidiaries, including Clare and TUG NY and the related statement of operations without any auditor's report or any disclosures for the same periods required of the Financial Statements (the "Clare and TUG NY Pro Forma").

      8.14 REAL PROPERTY LEASES. The Selling Shareholders shall use their best efforts to transfer the real property leases to the Purchaser.

      8.15 FINANCIALS. Selling Shareholders shall deliver to the Purchaser the preliminary financial statements consisting of unaudited balance sheets of the Sellers and each of Clare and TUG NY and the related statement of operations without any auditor's report or any disclosures for the period then ended on the date hereof (the "TUG Pro Forma").

      8.16 COOPERATION. The Purchaser, the Sellers, Clare and TUG NY, and the Selling Shareholders agree to use their reasonable best efforts to cooperate, negotiate in good faith and mitigate any damages associated with: (i) the assignment of the insurance polices set forth on Schedule 3.1(i); (ii) the reconciliation of the liabilities in the Post Closing Audit; and (iii) the obtaining of such third party documents as landlord agreements and deposit account control agreements and similar documents as the lenders under the Credit Agreement may require pursuant to the Credit Agreement. The Purchaser, the Sellers, Clare and TUG NY and the Selling Shareholders agree to use reasonable best efforts to affect the transfer of all Transferable Governmental Permits and to secure all new Permits in place of Non-Transferable Governmental Permits. The parties agree to use their best efforts to effectuate the terms of this Agreement.

      8.17 ACCOUNTS PAYABLE. The Sellers, Clare and TUG NY shall furnish to the Purchaser lists of accounts payable and accrued expenses of the Logistics Business as follows: (1) SCHEDULE 8.17A attached to this Agreement reflecting the accounts payable and settlement register (subject to month end adjustments) of the Sellers on the date hereof, and (ii) SCHEDULE 8.17B to be the delivered to the Purchaser on the Closing Date reflecting the accounts payable and settlement register subject to month-end adjustments of the Sellers on such date.

      8.18 REGISTRATION OF SHARES. The Company shall file a registration statement with the Securities and Exchange Commission on Form SB or other appropriate form to register the resale of the Selling Shareholders' Shares issued at the Closing.

      8.19 SECURITIES LAW REQUIREMENTS. Sellers, Clare and TUG NY shall promptly furnish to Purchaser all information concerning each of them as Purchaser may reasonably request in connection with the preparation of the Company's current report on form 8-K relating to the Merger and the Company's registration statement on Form SB-2 contemplated hereby (the "SEC Filings"). The information provided by the Company for inclusion in the SEC Filings shall not, at the time of each of the SEC Filings is filed with the SEC and in the case of the registration statement at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

      8.20 CERTAIN FILINGS. Sellers, Clare and TUG NY shall cooperate with Purchaser with respect to all filings with governmental authorities that are required to be made by Seller to carry out the transactions contemplated by this Equity Purchase Agreement. Seller shall assist Purchaser in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any governmental authority which may be reasonably required or which Purchaser may reasonably request in connection with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, if the transactions contemplated hereby are subject to the Hart-Scott-Rodina Act, the parties hereto shall promptly and in good faith file or cause to be filed the appropriate notifications with respect to the Merger and such transactions, respond to any requests for additional information and documents and provide the necessary information and make the necessary filings under such Act.

      8.21 NOTIFICATION OF CERTAIN MATTERS. Sellers, Clare and TUG NY shall promptly notify Purchaser of (i) the occurrence or non-occurrence of any fact or event of which Selling Shareholders, or each of Seller, Clare or TUG NY, has knowledge which would be reasonably likely (A) to cause any representation or warranty of Seller contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Closing or (B) to cause any covenant, condition or agreement of Seller in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of Sellers, Clare and TUG NY to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Sellers, Clare and TUG NY, or the right of Purchaser to rely thereon, or the conditions to the obligations of Purchaser, or the remedies available hereunder to Purchaser. The Sellers, Clare and TUG NY shall give prompt notice to Purchaser of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

      8.22 SECTION 338(H)(10) ELECTION. If the Purchaser elects to make, or not make, an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign law) with respect to the purchase of the stock of Clare and/or TUG NY, each of the Selling Shareholders and TUG Companies shall join with the Purchaser in making, or not making, as applicable, such election, and shall file all tax returns in accordance therewith. For each entity for which such election is made, the Purchaser and the Selling Shareholders shall agree to a purchase price allocation which the Selling Shareholders will provide to the Purchaser, subject to the Purchaser's approval, on or prior to the Closing Date, and each of the Selling Shareholders and the Purchaser shall file all tax returns in accordance with such allocation, as modified with the Purchaser's approval, including IRS Form 1060.

                                   ARTICLE IX

                   CONDITIONS TO OBLIGATIONS OF THE PURCHASER

      The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions unless such condition is specifically waived by Purchaser in writing:

      9.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Sellers, Clare and TUG NY and the Selling Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though made at and as of the Closing except for such representations and warranties which speak to a date other than the Closing Date.

      9.2 COVENANTS. All covenants in favor of the Purchaser, are in full force and effect as of the date hereof and as of the Closing and the Sellers, Clare and TUG NY and the Selling Shareholders know of no reason that such covenants can not be fully complied with by the Sellers, Clare and TUG NY and/or the Selling Shareholders in accordance with the terms of this Agreement.

      9.3 PERFORMANCE; NO DEFAULT. The Sellers, Clare and TUG NY and the Selling Shareholders shall have performed, observed and complied with all the obligations and conditions required by this Agreement to be performed, observed or complied with by it at or prior to the Closing in all material respects.

      9.4 COMPLIANCE CERTIFICATE. The Sellers, Clare and TUG NY shall have delivered to the Purchaser their certificate, dated the Closing Date, executed on its behalf by their respective duly authorized representatives, as to the fulfillment of the conditions set forth in Sections 9.1 and 9.2 hereof.

      9.5 OPINION OF COUNSEL. The Purchaser, and the agent for the lenders under the Credit Agreement, shall have received a favorable opinion from (i) Cecilia Yu, counsel for the Sellers, Clare and TUG NY with respect to the laws of the State of California, and (ii) special counsel for the Sellers, Clare and TUG NY with respect to the laws of the State of Florida and New York in all respects satisfactory to counsel for the Purchaser.

      9.6 PERMITS, ETC. All consents, approvals, permits, estoppel certificates and/or waivers from governmental authorities and all other Persons necessary to effectuate the transactions contemplated by this Agreement to permit the continuation in effect of all Transferable Governmental Permits shall have been obtained.

      9.7 NO MATERIAL ADVERSE CHANGE. No material adverse change in the business, properties or assets or in the financial condition of the Sellers, Clare or TUG NY shall have occurred from the date of this Agreement through the date of the Closing.

      9.8 ABSENCE OF LITIGATION. There shall be no pending or threatened claim, action, litigation, suit or other proceeding, either judicial or administrative against the Purchaser with respect to the Sellers, Clare and TUG NY or the Selling Shareholders or the Purchased Assets, for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or its consummation is improper or which would materially adversely affect the benefit to the Purchaser of the transactions contemplated by this Agreement.

      9.9 DUE DILIGENCE. Representatives of the Purchaser, and representatives of the lenders under the Credit Agreement, as arranged through the Purchaser, shall have been allowed to visit with the owners and/or managers of entities which are parties to this Agreements in a manner reasonably satisfactory to the Purchaser and conduct such additional due diligence relating to material issues of the Sellers and their businesses including but not limited to environmental matters, which the Purchaser shall have elected to undertake and such due diligence shall have been completed to the Purchaser's satisfaction and the Purchaser shall not have elected in its sole discretion to terminate this Agreement.

      9.10 EMPLOYMENT AGREEMENTS. The Purchaser shall have received executed Employment Agreements, in the form attached as Exhibit D, from the designated Key Employees, as set forth in Schedule 10.11.

      9.11 BILL OF SALE. The Purchaser shall have received from each of the Sellers a Bill of Sale executed by the respective Seller.

      9.12 PAYOFF STATEMENTS AND RELEASES. The Sellers shall have provided the Purchaser with evidence, reasonably acceptable to the Purchaser (the "Payoff Statements"), from each of the parties listed below, that the payment of the amount set forth in each such Payoff Statement shall be (i) sufficient to constitute payment in full of the amount owed to such party by the Sellers and/or the Selling Shareholders, and (ii) release any lien, encumbrance or other charge held by such party against any of the Purchased Assets.

      9.13 ASSIGNMENT AND ASSUMPTION OF THE REAL PROPERTY LEASES. The Sellers and the Purchaser shall have received all consents required to enable the Sellers to assign the Real Property Leases to the Purchaser, and for the Purchaser to assume all of the Sellers' obligations thereunder which arise after the Closing, and the personal guarantees of each of the Sellers and the Selling Shareholders, as the case may be, shall have been released.

      9.14 ASSIGNMENT AND ASSUMPTION OF CONTRACTS. The Sellers and the Purchaser shall have received all consents required to enable the Sellers to assign the Contracts to the Purchaser, and for the Purchaser to assume all of the Sellers' obligations thereunder which arise after the Closing, and the personal guarantees of each of the Sellers and the Selling Shareholders, as the case may be, shall have been released.

      9.15 CONSENTS. The Purchaser shall have received all consents required to enable the Sellers to assign to the Purchaser all contracts, or leases to be assigned pursuant hereto.

      9.16 The Selling Shareholders have each delivered to Purchaser:

            (i) STOCK CERTIFICATES. Stock certificates duly endorsed in appropriate form for transfer and such instruments of transfer, stock powers, assignments and other instruments and documents as Brown Rudnick Berlack Israels LLP, attorneys for Purchaser, may reasonably require as necessary or desirable for transferring and assigning to Purchaser good and marketable title to the Shares to be conveyed hereunder, free of all mortgages, liens, pledges, security interests, claims and encumbrances of any nature.

            (ii) CORPORATE BOOKS OF THE SELLERS AND EACH OF CLARE AND TUG NY. Original minute books (including certified copies of the constitutional documents and all amendments thereto), membership/share certificate books and ledgers, corporate seals and all other books of the Sellers, Clare and TUG NY.

            (iii) RESIGNATIONS. Resignations of all directors and officers of each of Clare and TUG NY.

            (iv) LETTERS REGARDING MONEY BORROWED. A letter from each person, entity, bank or other financial institution from which each of Clare and TUG NY or any Seller has borrowed money, dated the Closing date, stating the amount of their indebtedness to it on the Closing date.

            (v) CERTIFICATES. (i) copies, certified as true and complete by an officer of each of Clare and TUG NY of the constitutional documents thereof; (ii) certificate of the Secretary of each of Clare and TUG NY certifying that the Selling Shareholders legally and beneficially owns all of the authorized, issued and outstanding capital stock of each of Clare and TUG NY; and (iii) good standing certificates of each of Clare and TUG NY.

      9.17 FINANCING DOCUMENTS. The Financing Documents and the Merger

Agreement shall have been executed.

      9.18 VOTING AGREEMENT AND TUG LOCKUP AGREEMENT. The Selling Shareholder shall have executed the Voting Agreement and TUG Lockup Agreement.

      9.19 CERTIFICATE AS TO SATISFACTION OF CONDITIONS. The Purchaser shall have received certificate(s) of each Selling Shareholder and of a duly authorized officer of Clare, TUG NY, and each Seller, dated the Closing Date, in form reasonably acceptable to Purchaser, certifying to the Purchaser, and such other Persons as Purchaser may designate, that all conditions set forth in
Article X (Conditions to Obligations of Sellers) hereof have been satisfied OR WAIVED, other than the making of the disbursements specified in Section 2.3 (Disbursement of Purchase Price) and Schedule 2.3 hereof.

                                    ARTICLE X

                    CONDITIONS TO OBLIGATIONS OF THE SELLERS

      The obligation of the Sellers and the Selling Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, unless such condition is specifically waived by Purchaser in writing at or prior to the Closing:

      10.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though made at and as of the Closing except for such representations and warranties which speak to a date other than the Closing Date.

      10.2 PERFORMANCE, NO DEFAULT. The Purchaser shall have performed, observed and complied with all the obligations and conditions required by this Agreement to be performed, observed or complied with by it at or prior to the Closing.

      10.3 COMPLIANCE CERTIFICATE. The Purchaser shall have delivered to the Sellers its certificate, dated the Closing Date, executed on its behalf by Chief Financial Officer and Senior Vice President, as to the fulfillment of the conditions set forth in Sections 10.1 and 10.2 hereof.

      10.4 OPINION OF COUNSEL. The Sellers shall have received a favorable opinion from Brown Rudnick Berlack Israels LLP, counsel for the Purchaser, dated the Closing Date, and in all respects satisfactory to counsel for the Sellers.

      10.5 GOVERNMENTAL APPROVAL, ETC. All authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consumption of the Closing shall have been obtained and be in full force and effect.

      10.6 PAYMENT OF THE CASH PURCHASE PRICE. The Purchaser shall have paid the

Share Purchase Price and the Initial Consideration, and delivered the TUG Restricted Stock subject to the TUG Lockup Agreement and Voting Agreement, to the Selling Shareholders in ACCORDANCE WITH THEIR INSTRUCTIONS.

      10.7 ASSIGNMENT AND ASSUMPTION OF THE REAL PROPERTY LEASES. The Sellers and the Purchaser shall have received all consents required to enable the Sellers to assign the Real Property Leases to the Purchaser, and for the Purchaser to assume all of the Sellers' obligations thereunder which arise after the Closing, and the personal guarantees of each of the Sellers and the Selling Shareholders, as the case may be, shall have been released.

      10.8 ASSIGNMENT AND ASSUMPTION OF THE CONTRACTS AND LEASES. The Sellers and the Purchaser shall have received all consents required to enable the Sellers to assign the Contracts and Leases, including lease deposits, to the Purchaser, and for the Purchaser to assume all of the Sellers' obligations thereunder which arise after the Closing, and the personal guarantees of each of the Sellers and the Selling Shareholders, as the case may be, shall have been released.

      10.9 RECEIPT OF CONSENTS. The Sellers shall have received all consents required to enable the Sellers to assign to the Purchaser all contracts, or leases to be assigned pursuant hereto.

      10.10 ASSUMPTION OF LIABILITIES. The Sellers shall have received from the Purchaser the Assumption Agreement executed by the Purchaser.

      10.11 EMPLOYMENT AGREEMENTS. The Selling Shareholders shall have received executed Employment Agreements, in the form attached as Exhibit D, from the designated Key Employees, set forth in SCHEDULE 10.11.

      10.12 FINANCING DOCUMENTS. The Financing Documents and the Merger Agreement shall have been executed.

      10.13 ACQUISITION OF FMI BY MLI. MLI will have acquired prior to the Closing, FMI.

      10.14 BONUS CONTRACTS. The Purchaser and certain employees shall execute two bonus contracts for each of the New York office and the Los Angeles and Miami offices together as set forth in Exhibit E.

                                   ARTICLE XI

                                  MISCELLANEOUS

      11.1 AMENDMENT. The Selling Shareholders and the Purchaser may amend or modify this Agreement only by a written instrument executed by all parties hereto.

      11.2 WAIVER. The Purchaser may waive compliance by the Sellers with any of the conditions set forth in Section 9 hereof, and the Sellers may waive compliance by the Purchaser with any of the conditions set forth in Section 10 hereof, provided in each case that any such waiver shall be in writing signed by the party granting such waiver.

      11.3 TERMINATION. (a) This Agreement may be terminated at any time by the mutual agreement of the Sellers and the Purchaser, provided such termination is set forth in writing and executed by both parties. In the event of any such termination, neither party shall have any liability to the other in respect of this Agreement.

      (b) This Agreement may be terminated by either party in the event of a material breach by the other party, upon the giving of sixty (60) days prior written notice setting forth such breach. However, if such breach shall be cured, or all necessary action to cure such breach shall promptly and diligently pursued, in the sole judgment of the non-breaching party, within such sixty (60) day period, then such notice shall be deemed withdrawn and of no further effect.

      (c) This Agreement may be terminated by either the Sellers or the Purchaser if the Closing does not occur on or prior to December 31, 2006.

      11.4 BEST EFFORTS. Each of the parties shall use its reasonable best efforts to fulfill as soon as practicable after the date hereof the conditions specified in Sections 9 and 10 hereof applicable to such party which are dependent upon such party's action or forbearance.

      11.5 SUBMISSION TO JURISDICTION. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any court of the State of New York or Federal court of the United States of America sitting in New York County, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and parties hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to the paragraph below, nothing in this Agreement shall affect any tight that any party may otherwise have to bring any action or proceeding relating to this Agreement against the other party in the courts of any jurisdiction. The parties hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court sitting in New York County and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any immunity from jurisdiction of any court or from any legal process with respect to the party or its property. The parties agree that service of process may be made on it by personal service of a copy of the summons and complaint or other legal process in any such suit, action or proceeding, or by registered or certified mail (postage prepaid) to its address specified in Section 11.7, or by any other method of service provided for under the applicable laws in effect in the applicable jurisdiction. THE PARTIES IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

      11.6 EXPENSES. Each party hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement, whether or not the transactions contemplated hereby shall be consummated. The Selling Shareholders shall pay the fees and expenses of Freidman LLP and their affiliates which shall be reimbursed by the Company upon Closing up to a maximum of One Hundred Fifty Thousand United States Dollars (US$150,000).

      11.7 NOTICES. Any notice to a party hereto pursuant to this Agreement shall be given by personal delivery or mailed via certified or registered mail, return receipt requested, addressed,

                  (i)    if to the Purchaser:

                         Dolphin US Logistics Inc.
                         547 Boulevard
                         Kenilworth, New Jersey
                         Attention: Robert A. Agresti

                         with a copy to:

                         Brown Rudnick Berlack Israels LLP
                         7 Times Square
                         New York, NY 10036
                         Attn: Raymer W. McQuiston

                  (ii)   if to the Sellers:

                         c/o Robert Lee
                         TUG Logistics, Inc.
                         17971 Arenth Avenue
                         City of Industry, CA 91748

                         c/o Robert Wu
                         TUG Logistics, Inc.
                         17971 Arenth Avenue
                         City of Industry, CA 91748

                         with a copy to:

                         Law Office of Cecilia L. Yu & Associates
                         17800 Castleton Street, Suite 415
                         City of Industry, CA 91748
                         Attn: Cecilia L. Yu

                  (iii)  If to the Selling Shareholders:

                         TUG Logistics, Inc.
                         17971 Arenth Avenue
                         City of Industry, CA 91748
                         Attn: Robert Lee

                         TUG Logistics, Inc.
                         17971 Arenth Avenue
                         City of Industry, CA 91748
                         Attn: Robert Wu

                         with a copy to:

                         Law Office of Cecilia L. Yu & Associates
                         17800 Castleton Street, Suite 415
                         City of Industry, CA 91748
                         Attn: Cecilia L. Yu

and shall be deemed delivered when actually received if personally delivered or five days after having been placed in the mails so addressed with postage prepaid. The parties shall hereafter notify the other in accordance herewith of any change of address to which notice is required to be mailed.

      11.8 SUCCESSORS SURVIVAL. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and assigns of the respective parties hereto. The representations and warranties made by the Purchaser, the Sellers and the Selling Shareholders shall survive the Closing and continue for four years.

      11.9 ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, provided that the Purchaser may assign this Agreement to a company controlled by, under common control with, or in control of, the Purchaser upon the giving of written notice of such assignment to the Sellers; and also that the Purchaser may collaterally assign its indemnification and other rights under this agreement to the agent for the lenders under the Credit Agreement. Following any assignment the assignor shall have no further liability or obligation to the Sellers.

      11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts which together shall constitute one and the same document.

      11.11 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

      11.12 HEADINGS. The section headings contained in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

      11.13 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Sellers and the Purchaser.

      11.14 CONFIDENTIALITY. If the transactions contemplated by this Agreement are not consummated, the parties will not use or disclose, and will use their reasonable best efforts to prevent their respective employees, agents or representatives from using or disclosing, to any third parties (except to the extent publicly-available or obtainable from independent sources) any trade secrets or proprietary information obtained from the other party in connection with the negotiation of, and the performance under, this Agreement. The Purchaser may disclose this Agreement to investors and the Securities and Exchange Commission.

      11.15 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      11.16 NO THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create nor confer upon any person and third party beneficiary rights or otherwise.

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

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

DOLPHIN US LOGISTICS INC.                     TUG LOGISTICS, INC.

By:______________________________             By:_______________________________
   Name:                                      Name:
   Title:                                     Title:


GLARE LOGISTICS INC.                          TUG LOGISTICS (MIAMI), INC.

By:______________________________             By:_______________________________
   Name:                                      Name:
   Title:                                     Title:


CLARE FREIGHT, LOST ANGELES, INC.             TUG NEW YORK, INC.

By:______________________________             By:_______________________________
   Name:                                      Name:
   Title:                                     Title:


_________________________________             __________________________________
Robert Wu, as Selling Shareholder             Robert Lee, as Selling Shareholder


_________________________________             __________________________________
Wang Dong                                     Han Huy Ling


_________________________________
Di Wang